Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

RCS Capital Corporation,

DOLPHIN ACQUISITION, LLC,

and

SUMMIT FINANCIAL SERVICES GROUP, INC.

Dated as of November 16, 2013

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 16, 2013 (as it may be amended or supplemented, this “Agreement”), is made by and among RCS Capital Corporation, a Delaware corporation (“Parent”), Dolphin Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”) and Summit Financial Services Group, Inc., a Florida corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company and Parent have each determined that it is advisable, fair to and in the best interests of its respective shareholders that (a) the Company be merged with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of Parent (the “Merger”), and (b) in connection with the Merger, each outstanding share of common stock, $0.0001 par value per share of the Company (the “Company Common Stock”), be converted into the right to receive the Aggregate Merger Consideration, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the FBCA and the DLLCA;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee of the Company Board consisting only of independent directors (the “Special Committee”), has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of the Company and its shareholders, (b) approved and adopted this Agreement (including the plan of merger included herein), and approved the Merger and the other transactions contemplated by this Agreement and (c) resolved to recommend the adoption of this Agreement and approval of the Merger by the Company’s shareholders;

WHEREAS, the board of directors of Parent, unanimously, and the sole member of Merger Sub have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of Parent and Merger Sub, respectively, and their respective equityholders and (b) approved and adopted this Agreement (including the plan of merger included herein), and approved the Merger and the other transactions contemplated by this Agreement;

WHEREAS, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement and consummate the Merger, concurrently with the execution of this Agreement, (a) each of the Executives has entered into an employment agreement with Merger Sub (as the Surviving Entity), to be effective as of the Effective Time (collectively, the “Executive Agreements”) and (b) certain other employees of the Company have each entered into an employment agreement term sheets with Securities Corp, to be effective as of the Effective Time (collectively, the “Employment Term Sheets” and, together with the Executive Agreements, the “Employment Agreements”);

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and consummate the Merger, concurrently with the execution of this Agreement, Marshall Leeds has executed and delivered to Parent a Voting Agreement pursuant to which he has agreed, among other things, to vote his shares of Company Common Stock in favor of the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Voting Agreement”);

WHEREAS, prior to or concurrently with the consummation of the Merger, Parent shall enter into a contingent value rights agreement, substantially in the form attached hereto as Exhibit A (subject to changes solely to reflect the reasonable requests of the Rights Agent and that do not otherwise adversely affect the economic rights of the holders) (the “CVR Agreement”) with an independent and non-affiliated institution selected by Parent that is reasonably satisfactory to the Company to act as Rights Agent (as defined in the CVR Agreement, the “Rights Agent”), pursuant to which Parent shall grant to each holder of Company Common Stock (including any Company Common Stock issued upon actual exercise (whether for cash or on a net exercise basis pursuant to the last sentence of Section 3.9(e)) of Company Options or Company Warrants), Company Deferred Stock, 2006 Plan Company Options that are entitled to the consideration set forth in Section 3.9(b) and Non-Assumed Awards (but not Cancelled Shares, Dissenting Shares, Assumed Options or Assumed Warrants), a contingent value right to receive a certain payment as part of the Aggregate Merger Consideration pursuant to the terms of this Agreement and the CVR Agreement; and

WHEREAS, each of the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Definitions.

(a)          For purposes of this Agreement:

“1933 Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended.

“1934 Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended.

“2000 Plan” means the 2000 Incentive Compensation Plan of the Company, as amended.

“2000 Plan Company Option” means a Company Option granted pursuant to the 2000 Plan.

“2006 Plan” means the 2006 Incentive Compensation Plan of the Company, as amended.

“2006 Plan Company Option” means a Company Option granted pursuant to the 2006 Plan.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions as to the treatment of confidential information that are no less favorable in any material respect to the Company and the other Company Entities than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall expressly permit any Company Entity’s compliance with any provision of this Agreement, and shall not contain any provision that adversely affects the rights of the Company Entity thereunder upon compliance by the Company Entity with any provision of this Agreement.

“Action” means any claim, action, suit, charge, demand, directive, inquiry, subpoena, investigation, arbitration, mediation or other proceeding.

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“Advisory Contracts” means any investment advisory, sub-advisory, investment management, trust or similar agreement with any Client to which any Company Entity is a party.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Articles” means the Amended and Restated Articles of Incorporation of the Company.

“Broker-Dealer” means a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the 1934 Act).

“Business Day” means any day other than a Saturday, a Sunday or a day on which national banking institutions in New York, New York are authorized or obligated by Law or executive order to close (provided that, with respect to filings to be made with the SEC, a day on which such a filing is to be made is a Business Day only if the SEC is open to accept filings).

“Client” means any Person for which any Company Entity acts as Investment Adviser, manager, sub-advisor, sub-manager or in another similar capacity pursuant to an Advisory Contract or otherwise.

“Closing Expense Amount” means any and all fees, costs, expenses, Taxes, payments, expenditures or other liabilities, whether incurred prior to, on or after the date of this Agreement, by or on behalf of any Company Entity, or to or for which any Company Entity is or becomes subject or liable, in connection with any of the transactions contemplated by this Agreement or any agreement referred to herein or entered into in connection herewith, including (a) any Expenses of any Company Entity, (b) any amounts that arise or are expected to arise as a result of the consummation (whether alone or in combination with any other event or circumstance) of any of the transactions contemplated by this Agreement or any such other agreement, including in respect of any bonus, severance or change of control payment or benefit (or similar payment obligation) made or provided, or required to be made or provided, by any Company Entity, or any exercise (including any cashless exercise) of Company Options or Company Warrants, or delivery of shares of Company Common Stock to holders of Company Deferred Stock, (c) any social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by any Company Entity with respect to any of the transactions contemplated by the Agreement or any such other agreement, including pursuant to the provisions of Section 3.9, (d) any amounts paid to redeem any Company Preferred Stock, (e) the cost of the D&O Insurance, and (f) any other amounts payable (including in respect of Taxes or to a Governmental Authority or otherwise) in connection with any employment agreements to which any Company Entity is a party. The Company’s good faith estimate, as of the date hereof, of the Closing Expense Amount is set forth in Section 4.8 of the Company Disclosure Letter.

“Code” means the U.S. Internal Revenue Code of 1986, and the regulations promulgated thereunder, in each case, as amended.

“Company Deferred Stock” means any shares of Company Common Stock granted pursuant to the Company Stock Plans which are subject to deferred payment.

“Company Entity” or “Company Entities” means the Company and its Subsidiaries, individually and/or collectively, as applicable.

“Company Intellectual Property” means the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.

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“Company Material Adverse Effect” means any event, circumstance, change or effect (i) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Company Entities, taken as a whole or (ii) that, individually or in the aggregate, prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of the Company to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (i) “Company Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (A) any failure of the Company to meet any projections or forecasts or any decrease in the market price of the Company Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Company Material Adverse Effect), (B) any events, circumstances, changes or effects affecting the industry in which the Company Entities conduct business in the United States generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (E) the announcement of this Agreement, or the consummation or anticipation of the Merger or the other transactions contemplated hereby, (F) earthquakes, hurricanes or other natural disasters, or (G) changes in Law or GAAP, which in the case of each of clauses (B), (C), (D), and (G) do not disproportionately affect the Company Entities, taken as a whole, relative to other similarly situated industry participants, and in the case of clause (F) do not disproportionately affect the Company Entities, taken as a whole, relative to other industry participants in the geographic regions in which the Company Entities operate or own or lease properties.

“Company Option” means any option to purchase shares of Company Common Stock whether granted under the Company Stock Plans or an agreement between the Company and an employee or other Person or otherwise.

“Company Stock Plans” means the 2000 Plan and the 2006 Plan.

“Company Trading Price” means the closing sale price per share of Company Common Stock as reported by Bloomberg L.P. on the trading day immediately prior to the Closing Date or, if the Company Common Stock was not traded on such day, the last trading day on which the Company Common Stock was traded; provided, however, that, if the Company Common Stock was traded on a certain date, but the trading price of a share of Company Common Stock was not reported by Bloomberg L.P. for such date, then the parties shall in good faith select another authoritative source to determine such trading price on such date.

“Company Warrants” means the warrants to purchase an aggregate amount of 559,000 shares of Company Common Stock issued by Securities Corp (as the predecessor entity of the Company) on the dates, to the Persons, in the amounts, for the exercise prices and with the expiration dates (including any extensions thereof) set forth in Section 4.3(b) of the Company Disclosure Letter.

“Contract” means any written or oral loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, license or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

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“Delaware Secretary” means the Secretary of State of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Equity Award Exchange Ratio” means the quotient obtained by dividing (a) the Company Trading Price by (b) the closing sale price per share of Parent Common Stock as reported by Bloomberg L.P. on the trading day immediately prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is required to be treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

“Excess Cash Amount” means the excess (if any) of Normalized Net Capital (as defined in the CVR Agreement) over $4,000,000.

“Exchange Ratio” means the Per-Share Stock Portion divided by the Parent Trading Price.

“Executives” means Marshall Leeds and Steven Jacobs.

“Expense Amount” means all Expenses of the Parent Entities and their respective Affiliates up to an aggregate amount of $600,000.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto or its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the CVR Agreement, the Voting Agreement, the Employment Agreements and the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Proxy Statement/Prospectus, the solicitation of shareholder approval, engaging the services of the Exchange Agent or the Rights Agent, obtaining third party consents, any other filings with the SEC, the NYSE or FINRA and all other matters related to the consummation of the Merger and the other transactions contemplated by this Agreement and such other agreements.

“FBCA” means the Florida Business Corporation Act, Chapter 607, Florida Statutes, as amended.

“Florida Department” means the Department of State of the State of Florida (or any successor agency or authority).

“Financial Advisor” means, with respect to the Company Entities, (i) Investment Advisers or persons who are supervised persons of, or persons associated with, an Investment Adviser (in each case as defined in the Investment Advisers Act); and (ii) Broker-Dealers (or associated persons thereof, as defined in the 1934 Act).

“FINRA” means the Financial Industry Regulatory Authority, Inc., an independent regulator of securities firms doing business in the United States, and any successor thereto.

“GAAP” means the United States generally accepted accounting principles in effect from time to time.

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“Governmental Authority” means any United States (federal, state or local) or foreign government, court, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial, legislative or administrative authority, board, bureau, agency, commission or self-regulatory organization, including FINRA.

“Indebtedness” means, with respect to any Person, (i) any liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (A) for borrowed money, (B) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (C) for the deferred purchase price of property or services, except trade accounts payable, commissions payable or unearned investment advisory fees arising in the ordinary course of business, (D) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP, (E) arising from cash/book overdrafts, (F) under conditional sale or other title retention agreements, (G) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (ii) any guarantee by that Person of any liabilities of others described in the preceding clause (i); (iii) the maximum liabilities of such person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the 1933 Act); and (iv) all liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers’ acceptance.

“Indemnitee” means any individual who, at or prior to the Effective Time, was an officer or director of the Company or served on behalf of the Company as an officer or director of any of the Company’s Subsidiaries.

“Intellectual Property” means all of the following, in any jurisdiction, whether registered or unregistered, (i) trademarks, service marks, logos, trade dress, trade names, indicia, and other source identifiers, together with all translations, adaptations, derivations and combinations thereof, including the good will associated with the foregoing, (ii) patents and patent applications, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (iii) inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, (iv) works of authorship, copyrightable works, mask works, designs and copyrights, (v) trade secrets and confidential business information (including know-how, data, designs, drawings and customer and supplier lists), (vi) computer software (including related source code, object code, data and documentation) and all modifications and improvements thereto, (vii) domain names, uniform resource locators (URLs) and Internet websites related thereto and (viii) all other proprietary rights, and all copies and tangible embodiments thereof (in whatever form or medium now or hereafter known); in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority or other registrar in any jurisdiction.

“Investment Adviser” means an “investment adviser” (as defined in Section 202(a)(11) of the Investment Advisers Act).

“Investment Advisers Act” means the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, as amended.

“Investment Company Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

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“IT Systems” means all material computer systems, servers, network equipment and other computer hardware owned or used by the Company Entities and that are used in the business of the Company Entities as currently conducted.

“knowledge” means the actual knowledge (a) with respect to the Company, of each Executive, after inquiry reasonable under the circumstances of their respective direct reports and (b) with respect to Parent, of each executive officer of Parent, after inquiry reasonable under the circumstances.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, rules, regulations, ordinances, codes, orders, judgments, injunctions, decrees or other legally enforceable requirements issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Leased Real Property” means the parcels of land more fully described in Section 4.12 of the Company Disclosure Letter under the heading “Leased Real Property,” together with all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, all privileges and appurtenances thereto, all easements and rights-of- way used or useful in connection therewith, and all rights and privileges under the Real Property Leases relating thereto.

“Licensed Intellectual Property Rights” means all Intellectual Property owned by a third party and licensed or sublicensed to or used by any Company Entity.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, title defect or other agreement, arrangement, contract, commitment, understanding or obligation, whether written or oral, or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Maximum Cash Amount” means the lower of (i) $34.2 million (representing, together with the Holdback Amount (as defined in the CVR Agreement) and the amount set forth in clause (a) of the definition of Deferred Amount in the CVR Agreement, 80% of $49 million) and (ii) $34.2 million as reduced to give effect to any Elections made pursuant to Section 3.2.

“Maximum Stock Amount” means a number of shares of Parent Common Stock equal to the quotient of (i) the higher of (A) $9.8 million (representing 20% of $49 million) and (B) $9.8 million as increased to give effect to any Elections made pursuant to Section 3.2, divided by (ii) the Parent Trading Price.

“Minimum Net Capital Requirement” means the then current minimum net capital any Broker-Dealer is required to have and maintain pursuant to SEC Rule 15c3-1.

“Non-Assumed Awards” means the Non-Assumed Options and the Non-Assumed RSUs.

“Non-Assumed Holders” means holders of Non-Assumed Awards.

“NYSE” means the New York Stock Exchange, Inc.

“Off-the-Shelf Software” means personal or commercial off-the-shelf software products and software that is commercially available on non-discriminatory pricing terms and licensed to a Company Entity for a one-time fee or annual fee of less than $250,000.

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“Order” means a judgment, writ, injunction, order or decree of a Governmental Authority.

“OTCBB” means the Over-The-Counter Bulletin Board operated by FINRA.

“Owned Intellectual Property Rights” means all Intellectual Property owned (in whole or in part) by any Company Entity including all registrations and applications for registrations for any Intellectual Property which have been registered or applied for, or are otherwise recorded in the name of, any Company Entity.

“Parent Common Stock” means the validly issued, fully paid and non-assessable shares of Class A common stock, par value $0.001 per share, of Parent.

“Parent Deposit Amount” mean the sum of (i) the aggregate Cash Consideration to be deposited with the Exchange Agent in accordance with Section 3.3(a)(ii) and (ii) the aggregate cash consideration to be deposited with the Company for payment in accordance with Section 3.9(f), which sum shall not exceed the Maximum Cash Amount.

“Parent Entity” or “Parent Entities” means Parent and its Subsidiaries, including Merger Sub, individually and/or collectively, as applicable.

“Parent Material Adverse Effect” means any event, circumstance, change or effect (i) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Parent Entities, taken as a whole or (ii) that, individually or in the aggregate, prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of Parent to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (i) “Parent Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (A) any failure of Parent to meet any projections or forecasts or any decrease in the market price of the Parent Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Parent Material Adverse Effect), (B) any events, circumstances, changes or effects affecting the industries in which the Parent Entities conduct business in the United States generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (E) the announcement of this Agreement, or the consummation or anticipation of the Merger or the other transactions contemplated hereby, (F) earthquakes, hurricanes or other natural disasters, or (G) changes in Law or GAAP, which in the case of each of clauses (B), (C), (D), and (G) do not disproportionately affect the Parent Entities, taken as a whole, relative to other similarly situated industry participants, and in the case of clause (F) do not disproportionately affect the Parent Entities, taken as a whole, relative to other industry participants in the geographic regions in which the Parent Entities operate or own or lease properties.

“Parent SEC Documents” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished (on a publicly available basis) to the SEC by Parent since June 6, 2013 under the 1933 Act or 1934 Act (together with any exhibits and schedules thereto or incorporated by reference therein and other information incorporated therein).

“Parent Trading Price” means the volume weighted average closing sale price per share of Parent Common Stock, as reported by Bloomberg L.P., for the ten consecutive trading days ending on (and including) the second trading day immediately prior to the Closing Date.

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“Permitted Liens” mean (i) statutory, common or civil law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the most recent audited consolidated balance sheet of the Company included in the Company SEC Documents filed prior to the date hereof, (ii) statutory Liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the most recent audited consolidated balance sheet of the Company included in the Company SEC Documents filed prior to the date hereof, (iii) Liens arising under sales contracts and equipment leases with third parties entered into in the ordinary course of business and (iv) Liens which do not exceed $25,000 individually or $150,000 in the aggregate.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the 1934 Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Real Property Leases” means all leases, lease guaranties, subleases, licenses, easements, and agreements, whether written or oral, for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all subordination, non-disturbance and attornment agreements and estoppel certificates with respect thereto.

“Recent SEC Reports” means (i) the Company SEC Documents filed with the SEC on or after March 31, 2013 and before the date of this Agreement and (ii) the Company’s definitive proxy statement filed on October 5, 2012.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission (including the staff thereof).

“Shareholder Meeting” means the meeting of the holders of Company Common Stock held for the purpose of obtaining the Shareholder Approval, including any postponement or adjournment thereof.

“SIPC” means the Securities Investor Protection Corporation.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns 50% or more of the voting stock, value or right to elect directors (or persons holding similar positions) of such corporation, partnership, limited liability company, joint venture or other legal entity. Notwithstanding the foregoing, for the purposes of this Agreement, (i) Realty Capital Securities, LLC, (ii) RCS Advisory Services, LLC and (iii) American National Stock Transfer, LLC, shall each be considered a “Subsidiary” of Parent.

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“Tax” or “Taxes” means with respect to any Person (i) any and all federal, state, local, foreign and other taxes, customs, duties, governmental fees or other like assessments or charges, including any net income, alternative or add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, capital stock, franchise, profits, license, registration, recording, documentary, intangibles, conveyance, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental, windfall profits or other taxes of any kind imposed by any Taxing Authority, together with any and all interest, penalties, additions to tax and additional amounts imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign) whether such tax is disputed or not, and (ii) liability for the payment of any amounts of the type described in clause (i) above relating to any other Person by contract, as a transferee or successor to another Person, or under Treasury Regulations Section 1.1502-6 or any analogous provisions of state, local, foreign or other Tax Law.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the imposition of any Tax.

“Tax Returns” means any and all returns, declarations, forms (including elections, declarations or amendments), claims for refund, or information returns or statements, reports and forms relating to Taxes, including estimated Taxes, filed with any Taxing Authority (including any schedule or attachment thereto), including any amendment thereof.

“Termination Payment” means the Expense Amount or the sum of the Termination Fee and the Expense Amount, as applicable, payable pursuant to Section 8.3.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than, in the case of the Company, Parent, Merger Sub or any of their respective Affiliates and, in the case of Parent and Merger Sub, the Company or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Treasury Regulations” means United States treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(b)          The following terms shall have the respective meanings set forth in the Section set forth below opposite such term:

Acquisition Proposal	Section 6.4(h)(i)
Adverse Recommendation Change	Section 6.4(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.4(a)
Aggregate Merger Consideration	Section 3.1(a)(ii)
Articles of Merger	Section 2.3
Assumed Options	Section 3.9(a)
Assumed Warrants	Section 3.9(d)
Book-Entry Share	Section 3.1(b)
Cancelled Shares	Section 3.1(a)(i)
Cash Consideration	Section 3.1(a)(ii)
Cashless Exercise	Section 3.9(b)
Cashless Withholding	Section 3.9(b)
Certificate	Section 3.1(b)

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Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Closing Merger Consideration	Section 3.1(a)(ii)
Company	Preamble
Company Board	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Financial Advisor	Section 4.29
Company Financial Statements	Section 4.7
Company Parties	Section 8.4(b)
Company Permits	Section 4.13
Company Preferred Stock	Section 4.3(a)
Company Recommendation	Section 4.2(a)
Company SEC Documents	Section 4.6(a)
Compensation Deduction	Section 6.16
Confidentiality Agreement	Section 6.3(b)
Contingent Value Right	Section 3.1(a)(ii)
CVR Agreement	Recitals
D&O Insurance	Section 6.8(c)
DE Courts	Section 9.11(a)
Dissenting Shares	Section 3.12
Effective Time	Section 2.3
Election	Section 3.2(a)
Election Deadline	Section 3.2(d)
Employee Benefit Plan	Section 4.16(a)
Employment Agreements	Recitals
Environmental Laws	Section 4.21(a)
Exchange Agent	Section 3.2(d)
Exchange Agent Agreement	Section 3.2(d)
Exchange Fund	Section 3.3
Exercise Price Amount	Section 6.11
Fairness Opinion	Section 4.29
Final Tax Year	Section 6.16
Form ADV	Section 4.24(a)
Form BD	Section 4.23(b)
Form of Election	Section 3.2(b)
Form S-4	Section 4.5(b)
Holder	Section 3.2
Initial Negative Consent Notice	Section 6.5(c)
Inquiry	Section 6.4(a)
Interim Period	Section 6.3(a)
Insurance Agencies	Section 4.25(a)
Investment Adviser Subsidiary	Section 4.24(a)
License Agreements	Section 4.17(c)
Material Contracts	Section 4.15
Materials of Environmental Concern	Section 4.21(a)
Merger	Recitals
Merger Sub	Preamble
NOL	Section 6.16
Non-Assumed Options	Section 3.9(b)

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Non-Assumed RSUs	Section 3.9(c)
Notice of Superior Proposal	Section 6.4(e)
Parent	Preamble
Parent Class B Common Stock	Section 5.3(a)
Parent Disclosure Letter	Article V
Parent Financial Statements	Section 5.7
Parent Parties	Section 8.4(b)(i)
Parent Permits	Section 5.11
Parent Preferred Stock	Section 5.3(a)
Per-Share Stock Portion	Section 3.1
Proxy Statement/Prospectus	Section 4.5(b)
Reverse Termination Fee	Section 8.3(a)(v)
Rights Agent	Recitals
Securities Corp	Section 4.23(a)
Shareholder Approval	Section 4.2(b)
Special Committee	Recitals
Stock Consideration	Section 3.1(a)(ii)
Stock Portion	Section 3.1
Superior Proposal	Section 6.4(h)(ii)
Surviving Entity	Section 2.1
Tax Refund	Section 6.16
Termination Fee	Section 8.3(a)(i)
Transfer Taxes	Section 8.7
Voting Agreement	Recitals

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ARTICLE II

THE MERGER

Section 2.1          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA and the DLLCA, at the Effective Time, the Company shall merge with and into Merger Sub, whereupon the separate existence of the Company shall cease, and Merger Sub shall continue under the name “Summit Financial Services Group, Inc.” as the surviving entity in the Merger and a wholly-owned subsidiary of Parent (the “Surviving Entity”) and shall be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the FBCA, the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all of the properties, rights, titles, interests, privileges, powers and franchises of the Company and Merger Sub, and shall be liable and responsible for all of the claims, Liens, liabilities and obligations of the Company and Merger Sub.

Section 2.2          Closing. The closing of the Merger (the “Closing”) shall occur at 10:00 a.m. (Eastern time), on the later of (a) the third (3rd) Business Day after all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or (b) the date on which Parent shall have determined in good faith, in consultation with the Company, the amount to be deposited by Parent with the Exchange Agent and the Company pursuant to Sections 3.3(a) and 3.9(f), respectively; or at such other time and date as shall be agreed upon by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall take place at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York, 10036, or at such other place as agreed to by the parties hereto.

Section 2.3          Effective Time. Prior to the Closing, Parent shall prepare and, on the Closing Date, the Company, Parent and Merger Sub shall (a) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed, delivered for filing with and filed with the Florida Department, in accordance with the relevant provisions of the FBCA, (b) cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DLLCA and (c) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the FBCA or DLLCA in connection with the Merger. The Merger shall become effective on such date and at such time as the Articles of Merger have been duly filed with and are accepted for filing by the Florida Department and the Certificate of Merger has been duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the Articles of Merger and Certificate of Merger (the date and time the Merger becomes effective being referred to herein as, the “Effective Time”).

Section 2.4          Organizational Documents of the Surviving Entity. At the Effective Time, without any further action on the part of the Company or Merger Sub, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

Section 2.5          Directors and Officers; Sole Member. Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Entity as of the Effective Time until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed (as the case may be) and qualified. Parent, the sole member of Merger Sub, has its business address at 405 Park Ave., 15th Floor, New York, New York 10022.

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Section 2.6          Subsequent Actions. If at any time after the Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the directors and officers or managers or members, as applicable, of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

ARTICLE III

EFFECT OF THE MERGER

Section 3.1          Effect of the Merger.

(a)          At the Effective Time, upon the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:

(i)          Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly-owned Subsidiary of the Company, by Parent or by any wholly-owned Subsidiary of Parent shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be paid with respect thereto (the “Cancelled Shares”).

(ii)          Subject to Sections 3.1(d), each share of Company Common Stock (including each share of Company Common Stock issued upon actual exercise (whether for cash or on a net exercise basis pursuant to the last sentence of Section 3.9(e)) of Company Options or Company Warrants) issued and outstanding immediately prior to the Effective Time (but not including Cancelled Shares, Dissenting Shares, Assumed Warrants, Assumed Options and Non-Assumed Awards) shall, unless the Holder elects otherwise pursuant to Section 3.2, be converted into, and become exchangeable for, each case without interest and subject to any required Tax withholding (A) $1.2578, (I) of which, an amount equal to the Stock Portion payable in respect of such share (the “Per-Share Stock Portion”) shall be payable in the form of Parent Common Stock, in an amount equal to the Exchange Ratio (the “Stock Consideration”), and (II) the balance of which shall be payable in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Closing Merger Consideration”) (it being understood that, if no Elections are made, (x) if no Company Options and Company Warrants are exercised prior to the Effective Time, the Cash Consideration shall be $0.960 and the Per-Share Stock Portion shall be $0.2978, and (y) if all Company Options and Company Warrants are exercised prior to the Effective Time, the Cash Consideration shall be $1.0286 and the Per-Share Stock Portion shall be $0.2292), and (B) one non-transferable, contractual contingent value right (a “Contingent Value Right”) to be issued by Parent pursuant to the CVR Agreement, representing the right to receive the contingent cash payment set forth in, and in accordance with the terms and subject to the conditions of, the CVR Agreement (together with the Closing Merger Consideration, the “Aggregate Merger Consideration”).

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(b)          All shares of Company Common Stock (including each share of Company Common Stock issued upon actual exercise (whether for cash or on a net exercise basis pursuant to the last sentence of Section 3.9(e)) of Company Options or Company Warrants), when so converted pursuant to Section 3.1(a)(ii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share”) that immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Aggregate Merger Consideration in accordance with Section 3.4 and the CVR Agreement, including the right, if any, to receive, pursuant to Section 3.13, cash in lieu of fractional shares of Parent Common Stock, together with the amounts, if any, payable pursuant to Section 3.6. For purposes of this Agreement, “Book-Entry Shares” shall be deemed to include shares of Common Stock issued to holders of Company Options or Company Warrants who exercise such Company Options or Company Warrants immediately prior to the Effective Time, or to holders of Company Deferred Stock converted pursuant to the provisions of Section 3.9(c), in each case, with respect to which Certificates shall not be issued.

(c)          All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue as the only membership interests of the Surviving Entity.

(d)          Without limiting the other provisions of this Agreement and subject to Section 6.1(b), if at any time during the period between the date of this Agreement and the Effective Time, the Company should split, combine or otherwise reclassify the Company Common Stock, or make a dividend or other distribution in shares of Company Common Stock, (including any dividend or other distribution of securities convertible into or exchangeable for Company Common Stock), or engage in a reclassification, reorganization, recapitalization, share exchange or other like change, then (without limiting any other rights of the Parent Entities hereunder), the Aggregate Merger Consideration, as applicable, shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, Parent should split, combine or otherwise reclassify the Parent Common Stock, or make a distribution in shares of Parent Common Stock (including any dividend or other distribution of securities convertible into or exchangeable for Parent Common Stock), or engage in a reclassification, reorganization, recapitalization, share exchange or other like change, then the Aggregate Merger Consideration, as applicable, shall be ratably adjusted to reflect fully the effect of any such change.

(e)          Notwithstanding any other provision of this Agreement, no less than $9.8 million (the “Stock Portion”) of the sum of (i) the aggregate Closing Merger Consideration plus (ii) the aggregate consideration payable pursuant to Section 3.9(b) and (c), shall be paid in the form of Parent Common Stock; provided, however, that the Stock Portion may be increased as a result of Elections made pursuant to Section 3.2, in which case all references in this Agreement to the Stock Portion shall mean to the Stock Portion as so increased.

Section 3.2          Election Procedures. Each holder of record of shares of Company Common Stock (including each share of Company Common Stock issued upon actual exercise (whether for cash or on a net exercise basis pursuant to the last sentence of Section 3.9(e)) of Company Options or Company Warrants) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, Dissenting Shares, Assumed Warrants and Assumed Options) and each Non-Assumed Holder (each, a “Holder”), shall have the right, subject to the limitations set forth in this Article III, to submit an election on or prior to the Election Deadline in accordance with the following procedures:

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(a)          Each Holder may specify in a written request made in accordance with the provisions of this Section 3.2 (herein called an “Election”) to receive shares of Parent Common Stock in lieu of all or any portion of (i) the Cash Consideration otherwise payable with respect to each share of Company Common Stock held by such Holder pursuant to Section 3.1(a)(ii) or (ii) the cash consideration otherwise payable to such Holder pursuant to Section 3.9(b) or (c), and, in each such case, the cash consideration otherwise so payable shall be automatically reduced. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, no Holder may elect to reduce the cash consideration payable to such Holder pursuant to Section 3.1(a)(ii) or Section 3.9(b) or (c), as applicable, below the amount of the withholding and deductions required pursuant to Section 3.10. In the event of any Election pursuant to this Section 3.2, the respective meanings assigned to the terms “Cash Consideration,” “Stock Consideration,” “Closing Merger Consideration,” and “Aggregate Merger Consideration” shall be deemed modified to give effect to such Election.

(b)          Parent shall prepare a form reasonably acceptable to the Company (the “Form of Election”), which shall be mailed or caused to be mailed by the Company to all Holders so as to permit the Holders to exercise their right to make an Election prior to the Election Deadline in accordance with this Section 3.2.

(c)          At the time of mailing the Proxy Statement/Prospectus, the Company shall mail or cause to be mailed the Form of Election to holders of Company Common Stock entitled to vote at the Shareholder Meeting and shall thereafter use its reasonable best efforts to make available as promptly as possible a Form of Election to all Persons entitled to the consideration set forth in Section 3.9(b) or (c) or who become holders of shares of Company Common Stock during the period following the record date for the Shareholder Meeting and prior to the Election Deadline.

(d)          Any Election shall have been made properly only if the Person authorized to receive Elections and to act as exchange agent under this Agreement, which Person shall be an independent and non-affiliated bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) (in form and substance reasonably satisfactory to the Company) entered into prior to the mailing of the Form of Election to the Holders, shall have received, by the Election Deadline, a Form of Election properly completed and signed and (in the case of any shares of Company Common Stock that are not, or are not deemed, Book-Entry Shares) accompanied by Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the 1934 Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery, and, in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Form of Election. Failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth in such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent, in its sole and absolute discretion. As used herein, unless otherwise agreed in advance by the Company and Parent, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the later of (i) the day immediately prior to the date of the Shareholder Meeting and (ii) the date that Parent and the Company shall agree is five (5) Business Days prior to the expected Closing Date. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the anticipated date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline. If the Closing is delayed to a subsequent date, the Election Deadline shall be similarly delayed and the Company and Parent shall cooperate to promptly publicly announce such rescheduled Election Deadline and Closing.

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(e)          Any Holder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from Parent that this Agreement has been terminated in accordance with Article VIII. Subject to the terms of the Exchange Agent Agreement, if Parent shall determine in its reasonable discretion that any Election is not properly made by any Holder with respect to any shares of Company Common Stock or otherwise (neither Parent nor the Company nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed ineffective for all purposes of this Agreement, including Sections 3.1(a) and 3.9, unless a proper Election is thereafter timely made. In the event an Election is revoked by a Holder, any Certificates previously delivered by such Holder to the Exchange Agent shall, upon such Holder’s written request, returned to such Holder.

(f)          Parent and the Company, in the exercise of their reasonable discretion, shall have the joint right prior to the Effective Time to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 3.2, (ii) the issuance and delivery of certificates representing the number of shares of Parent Common Stock into which shares of Company Common Stock are converted pursuant to the Merger and (iii) the method of payment of the Cash Consideration and any cash consideration payable in lieu of fractional shares of Parent Common Stock pursuant to Section 3.13 or payable pursuant to Section 3.9(b) or (c).

Section 3.3          Deposit of Closing Merger Consideration. At or prior to the Closing, Parent and the Company shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Company Common Stock (including each share of Company Common Stock issued upon actual exercise (whether for cash or on a net exercise basis pursuant to the last sentence of Section 3.9(e)) of Company Options or Company Warrants) issued and outstanding immediately prior to the Effective Time, for exchange in accordance with this Article III, (a) in the case of Parent, (i) evidence of Parent Common Stock (that have been registered pursuant to the Form S-4) in book-entry form issuable pursuant to Section 3.1(a) and Section 3.2 equal to the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 3.13), and (b) in the case of the Company, the Exercise Price Amount (the amounts set forth in clauses (a) and (b), collectively, the “Exchange Fund”) (it being understood and agreed that Parent shall not be required to deposit with the Exchange Agent or the Rights Agent, and the Exchange Fund shall not include, any funds payable in respect of or otherwise related to any Contingent Value Rights unless and until such deposit with the Rights Agent is required pursuant to the terms of the CVR Agreement) and Parent shall instruct the Exchange Agent to timely pay the cash portion of the Exchange Fund, and cash in lieu of fractional shares, in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Entity in money market mutual or similar funds having assets in excess of $10 billion; provided, that no such investments or losses thereon shall affect the Closing Merger Consideration payable to holders of Certificates or Book-Entry Shares entitled to receive such consideration (or the determination of the Maximum Cash Amount). Interest and other income on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Entity and shall be paid to Parent or the Surviving Entity, as Parent directs. No investment of the Exchange Fund shall relieve Parent, the Surviving Entity or the Exchange Agent from making the payments required by this Article III, and in the event of any losses from any such investment, Parent shall promptly cause additional funds to be provided to the Exchange Agent to the extent necessary to satisfy Parent’s and Merger Sub’s payment obligations hereunder for the benefit of the holders of shares of Company Common Stock (including each share of Company Common Stock issued upon actual exercise (whether for cash or on a net exercise basis pursuant to the last sentence of Section 3.9(e)) of Company Options or Company Warrants) issued and outstanding immediately prior to the Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

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Section 3.4          Delivery of Closing Merger Consideration. As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of shares of Company Common Stock immediately prior to the Effective Time (including each share of Company Common Stock issued upon actual exercise (whether for cash or on a net exercise basis pursuant to the last sentence of Section 3.9(e)) of Company Options or Company Warrants) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Closing Merger Consideration (including opening a brokerage account, as necessary to received Parent Common Stock). Upon proper surrender of a Certificate (unless previously surrendered pursuant to the provisions of Section 3.2(d)) or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Closing Merger Consideration (which, to the extent of any Stock Consideration, shall be in non-certificated book-entry form) in respect of the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Closing Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

Section 3.5          Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, Persons who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity for any reason, or any Book-Entry Shares for which transfer is sought for any reason, shall be cancelled and exchanged for the Aggregate Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 3.6          Dividends with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest and subject to any required Tax withholding, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

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Section 3.7          Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Company Common Stock on the first (1st) anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received any Closing Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Parent Common Stock) to which they are entitled under this Article III shall thereafter look only to Parent and the Surviving Entity for payment of the Closing Merger Consideration with respect thereto, such payment to be made upon surrender of the Certificates or Book Entry Shares and otherwise as contemplated by this Agreement.

Section 3.8          No Liability. Notwithstanding Section 3.7, none of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock in respect of any Closing Merger Consideration that would have otherwise been payable in respect of any Certificate or Book-Entry Share from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by any holder of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.9          Company Options; Company Warrants; Company Deferred Stock.

(a)          Each holder of a 2000 Plan Company Option that is exercised prior to the Effective Time shall be entitled to receive the Aggregate Merger Consideration in respect of any shares of Company Common Stock received upon such exercise, in accordance with and subject to the provisions of Sections 3.1 and 3.2. Each 2000 Plan Company Option (or portion thereof) that is outstanding and unexercised, whether vested or unvested, as of immediately prior to the Effective Time shall, at the Effective Time, without any further action on the part of the Company, the holder of such 2000 Plan Company Option or any other Person, be assumed by Parent (each, an “Assumed Option”). Each Assumed Option shall be subject to the same terms and conditions as applied to the related 2000 Plan Company Option immediately prior to the Effective Time, except that (i) the number of shares of Parent Common Stock subject to each Assumed Option shall be equal to the product of (x) the number of shares of Company Common Stock underlying such Assumed Option as of immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio (with the resulting number, in the event a fractional share results, rounded down to the nearest whole share), and (ii) the per share exercise price of each Assumed Option shall be equal to the quotient determined by dividing (x) the exercise price per share for which such Assumed Option was exercisable immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). The assumption of Assumed Options shall be effected in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and this Section 3.9(a) will be construed consistent with such intentions.

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(b)          Each 2006 Plan Company Option shall become exercisable on the later of (i) the date of the Shareholder Meeting or (ii) twenty (20) days prior to the Effective Time; provided, however, that, with respect to any 2006 Plan Company Option (or portion thereof) that otherwise would have been unvested and unexercisable by its terms at the Effective Time, the holder’s exercise shall be contingent upon the occurrence of the Closing, and each such 2006 Plan Company Option shall cease to be exercisable at the Effective Time. To the extent any 2006 Plan Company Option is exercised prior to the Effective Time, the holder thereof shall be entitled to receive the Aggregate Merger Consideration in respect of any shares of Company Common Stock received upon such exercise, in accordance with and subject to the provisions of Sections 3.1 and 3.2. Each 2006 Plan Company Option (or portion thereof) that is outstanding and unexercised as of immediately prior to the Effective Time (a “Non-Assumed Option”) shall, at the Effective Time, without any further action on the part of the Company, the holder of the 2006 Plan Company Option or any other Person, entitle the holder thereof to a payment determined as if such holder had converted and exchanged the shares of Company Common Stock subject to such 2006 Plan Company Option pursuant to Section 3.1 and, in connection with such deemed conversion and exchange, (1) had relinquished a portion of the Aggregate Merger Consideration payable pursuant to Section 3.1 with respect to that number of shares of Company Common Stock corresponding to the quotient obtained by dividing (x) the aggregate exercise price of the shares of Company Common Stock subject to such 2006 Plan Company Option by (y) the Company Trading Price (“Cashless Exercise”), (2) had further relinquished a portion of the Aggregate Merger Consideration payable pursuant to Section 3.1 with respect to that number of shares of Company Common Stock corresponding to the quotient obtained by dividing (x) the aggregate minimum statutory withholding required pursuant to Section 3.10 by (y) the Company Trading Price (“Cashless Withholding”) and (3) had received the amount equal to the Aggregate Merger Consideration for the remaining deemed shares of Company Common Stock in accordance with and subject to the provisions of Sections 3.1 and 3.2, and subject to Section 3.10. For purposes of clarity, in no event shall any shares of Company Common Stock be issued upon the deemed Cashless Exercise procedure described in the preceding sentence.

(c)          At the Effective Time, each award of Company Deferred Stock that was outstanding as of immediately prior to the Effective Time (a “Non-Assumed RSU”) shall, by virtue of the consummation of the Merger and without any action on the part of the Company, the holder of such Company Deferred Stock or any other Person, be converted into the right, and entitle such holder, to receive the Aggregate Merger Consideration as if each share of Company Deferred Stock was one (1) share of Company Common Stock that has been treated in the manner set forth in Section 3.1 and Section 3.2, provided that any Cash Consideration payable pursuant to Section 3.1 will be reduced as required pursuant to Section 3.10.

(d)          Each holder of a Company Warrant that is exercised prior to the Effective Time shall be entitled to receive the Aggregate Merger Consideration in respect of any shares of Company Common Stock received upon such exercise, in accordance with and subject to the provisions of Sections 3.1 and 3.2. Each Company Warrant (or portion thereof) that is outstanding and unexercised, whether vested or unvested, as of immediately prior to the Effective Time shall, at the Effective Time, without any further action on the part of the Company, the holder of such Company Warrant or any other Person, be assumed by Parent (each, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions as applied to the related Company Warrant immediately prior to the Effective Time, except that (i) the number of shares of Parent Common Stock subject to each Assumed Warrant shall be equal to the product of (x) the number of shares of Company Common Stock underlying such Assumed Warrant as of immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio (with the resulting number, in the event a fractional share results, rounded down to the nearest whole share), and (ii) the per share exercise price of each Assumed Warrant shall be equal to the quotient determined by dividing (x) the exercise price per share for which such Assumed Warrant was exercisable immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). The assumption of Assumed Warrants shall be effected in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and this Section 3.9(d) will be construed consistent with such intentions

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(e)          The Company shall take all actions necessary or appropriate to effect the transactions contemplated by this Section 3.9 under all Company Stock Plans or any other plan, agreement or arrangement of the Company, including delivering all required notices, filing any required or desirable Form S-8 for the Company Stock Plans, obtaining all necessary consents, making any determinations (including determinations of fair market value) and/or adopting resolutions of the Company Board or a committee thereof, any such filings, resolutions, consents and notices to be in form and substance reasonably satisfactory to Parent. Without limiting the foregoing, the Company shall take such actions as are necessary or appropriate to permit each holder of 2000 Plan Company Options and Company Warrants the ability to exercise each 2000 Plan Company Option and each Company Warrant, respectively, through a net exercise procedure whereby a net number of actual shares of Common Stock are issued, but which has the same economics of a Cashless Exercise and Cashless Withholding.

(f)          At or prior to the Closing, Parent shall deposit with the Company (on an account previously designated in writing by the Company), or cause to be so deposited, immediately available funds in an amount sufficient to pay (i) the aggregate cash consideration (including in respect of any required Tax withholding) payable in respect of Non-Assumed Awards pursuant to the provisions of Section 3.9(b) and (c), and (ii) cash in an amount necessary to pay any Tax withholding (based on a value per share of Company Common Stock of $1.2578) required as a result of the net exercise of any 2000 Plan Company Options or Company Warrants as contemplated by the last sentence of Section 3.9(e), and the Company shall immediately thereafter pay all such amounts, as applicable, to the Non-Assumed Holders and the relevant Taxing Authorities (it being understood that, if, as a result of Cashless Exercises as a contemplated by Section 3.9, the amount deposited by Parent pursuant to Section 3.9(f)(i) exceeds the consideration otherwise payable pursuant to such Section, then such excess shall be paid to the same Persons entitled to such consideration and in the same relative proportions). Parent and the Company shall reasonably cooperate with respect to the delivery of Stock Consideration and Contingent Value Rights (as part of the Aggregate Merger Consideration) to which Non-Assumed Holders are entitled pursuant to Section 3.9(b) and (c) in respect of their respective Non-Assumed Awards.

Section 3.10          Withholding Rights. Each of Parent, Merger Sub, the Surviving Entity and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Aggregate Merger Consideration and any other amounts or property otherwise payable or distributable pursuant to this Agreement (including upon the issuance of, or payment with respect to, any Contingent Value Right) such amounts or property (or portions thereof) as Parent, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Taxing Authority by Parent, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable.

Section 3.11          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact (in form and substance reasonably satisfactory to Parent) by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Closing Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

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Section 3.12          Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a holder who (a) did not vote in favor of the Merger (or consent thereto in writing), (b) is entitled to demand and properly demands and perfects such holder’s right to appraisal and to be paid the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1302 et seq. of the FBCA and (c) has not effectively withdrawn or otherwise lost or forfeited such holder’s right to appraisal and payment under the FBCA (such shares, the “Dissenting Shares”), shall not be converted into or exchanged for the Aggregate Merger Consideration (or the right to receive such consideration), but instead the holder of such Dissenting Shares shall be entitled to payment of the fair value thereof in accordance with the provisions of Sections 607.1302 et seq. of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist or be outstanding, and such holder shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 607.1302 et seq. of the FBCA). If any such holder of shares of Company Common Stock shall have failed to perfect such holder’s right to receive, or shall have effectively waived, withdrawn, lost or forfeited any right to demand or receive, the fair value of such shares of Company Common Stock under such provisions of the FBCA, then, such holder’s shares of Company Common Stock shall thereupon be deemed and treated as if they had, at the Effective Time, been converted into the right to receive the Aggregate Merger Consideration in accordance with Section 3.1(a), without any interest thereon and subject to any required Tax withholding. The Company shall give Parent (i) prompt notice of any written notices of any shareholder’s intent to demand payment or exercise appraisal rights in respect of any shares of Company Common Stock, withdrawals or attempted withdrawals of such notices and any other notices or instruments served pursuant to the FBCA and received by the Company relating to any attempted, purported or actual exercise of appraisal rights and (ii) the opportunity to participate in, direct and control all discussions, negotiations and proceedings with respect to the exercise of such appraisal rights under Section 607.1302 et seq. of the FBCA; provided, that prior to Closing, the Company shall be afforded the opportunity to participate in any such discussions, negotiations and proceedings; provided further, that no settlements of any such claims shall be made by Parent at any time prior to Closing without the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company (or the Surviving Entity) shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, or offer or agree to settle, any payment with respect to any such exercise of appraisal rights or demand for payment in connection therewith. Any portion of the Closing Merger Consideration made available to the Exchange Agent pursuant to Section 3.3 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

Section 3.13          Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive (aggregating for this purpose all the shares of Parent Common Stock such holder is entitled to receive hereunder), in lieu thereof, cash, without interest and subject to any required Tax withholding, in an amount equal to the product of (a) such fractional part of a share of Parent Common Stock, multiplied by (b) the Parent Trading Price.

Section 3.14          Closing Expense Amount. Prior to or at the Closing, the Company shall use the full amount of the Excess Cash Amount and any portion of the Exercise Price Amount that has not been deposited by the Company with the Exchange Agent pursuant to Section 3.3(b) to pay the Closing Expense Amount.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except (a) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent such relationship is reasonably apparent on its face), or (b) as disclosed in publicly available Recent SEC Reports (excluding any risk factor disclosures contained in such reports under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, and provided that no disclosure set forth in any Recent SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in with Sections 4.1, 4.2, 4.3, 4.4 or 4.28 herein), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1          Organization and Qualification, Organizational Documents.

(a)          Except as set forth in Section 4.1(a) of the Company Disclosure Letter, each Company Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate or equivalent power and authority to own, lease and operate its properties as it now does and to carry on its business as it is presently being conducted, except, with respect only to each Subsidiary of the Company that would not constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Entity is duly qualified, licensed and in good standing in each other jurisdiction in which it is required to be so, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Copies of the articles of incorporation, certificate of incorporation, bylaws and equivalent other organizational documents of each Company Entity, as amended to date, certified (if applicable) by the Secretary of State of each applicable jurisdiction of organization, heretofore delivered or made available to Parent, are complete and correct, and no amendments thereto are pending. All jurisdictions where each of the Company Entities is qualified to business are set forth in Section 4.1(b) of the Company Disclosure Letter.

Section 4.2          Authority.

(a)          The Company Board, acting upon the unanimous recommendation of the Special Committee, at a meeting duly called and held, by unanimous vote of all members thereof approved and adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (ii) adopting this Agreement (including the plan of merger included herein), (iii) approving and declaring advisable, fair to and in the best interests of the Company and its shareholders this Agreement, the Merger, the Voting Agreement and the other transactions contemplated hereby and thereby, (iv) directing that this Agreement (including the plan of merger included herein) be submitted for approval by the shareholders of the Company and (v) recommending that the shareholders of the Company approve this Agreement (including the plan of merger included herein), the Merger and the other transactions contemplated by this Agreement (the “Company Recommendation”).

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(b)          The only vote of the holders of any class or series of capital stock of the Company necessary for the Company to approve this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger, is the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock at the Shareholder Meeting (including any adjournment or postponement thereof) in favor of the approval of this Agreement (including the plan of merger included herein), the Merger and the other transactions contemplated by this Agreement (the “Shareholder Approval”). The Company has the requisite corporate power and authority to (i) enter into and deliver this Agreement, and (ii) perform its obligations under and consummate the transactions contemplated by this Agreement, subject, with respect to this clause (ii), to receipt of the Shareholder Approval. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of filing the Articles of Merger with the Florida Department, the Certificate of Merger with the Delaware Secretary and consummating the Merger, to receipt of the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights generally and to equitable principles (whether considered in a proceeding in equity or at law).

(c)          Prior to the date of this Agreement, all shares of Company Preferred Stock were redeemed by the Company in accordance with the provisions of the Articles (for the aggregate redemption price set forth in Section 4.2(c) of the Company Disclosure Letter), and the Company Preferred Stock is not entitled to any consideration under the Articles.

Section 4.3          Capital Structure.

(a)          The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share, of which 150,000 shares have been designated in the Articles as “Series A Convertible Preferred Stock” (the “Company Preferred Stock”). As of the date hereof, (A) (x) 20,459,488 shares of Company Common Stock are issued and outstanding (y) no shares of Company Preferred Stock are issued and outstanding and (z) no other shares of capital stock are issued and outstanding, (B) 14,912 shares of Company Common Stock are held in treasury and (C) no shares of capital stock of the Company are owned by a Subsidiary of the Company. As of the date hereof, 18,917,705 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Options of which 769,442 shares of Company Common Stock are reserved for issuance pursuant to outstanding 2000 Plan Company Options and 18,148,263 shares of Company Common Stock are reserved for issuance pursuant to outstanding 2006 Plan Company Options, 559,000 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Warrants, 2,800,000 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Deferred Stock and 5,100,541 shares of Company Common Stock are reserved for issuance under the Company Stock Plans. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in the preceding sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable. All securities issued by the Company have been issued in compliance in all material respects with applicable Law. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company Board, or a committee thereof, and any required shareholder approval by the necessary number of votes or written consents, and each Company Option was made in accordance in all material respects with the terms of the applicable Company Stock Plan and applicable Law. The per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable grant date.

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(b)          Section 4.3(b) of the Company Disclosure Letter sets forth a complete and correct list, for each holder, of the number of shares of Company Common Stock subject to each Company Option, Company Warrant and Company Deferred Stock or other rights to purchase or receive Company Common Stock held by such holder, together with the date of grant, the applicable expiration date (and any extensions thereof), the applicable Company Stock Plan or warrant, the per share exercise price and, for any Company Option, whether such option is a nonstatutory stock option or an incentive stock option within the meaning of Section 422 of the Code.

(c)          Except as set forth in Section 4.3(c) of the Company Disclosure Letter and except for any obligations pursuant to this Agreement or as set forth in subsections (a) and (b) above, (i) the Company does not have any shares of its capital stock issued, outstanding or reserved for issuance and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar rights, agreements, Contracts, undertakings or commitments of any kind relating to capital stock or other equity or voting interests of the Company to which the Company is a party or otherwise obligating the Company to (A) issue, transfer or sell any shares of capital stock or other equity or voting interests of the Company or securities convertible into or exchangeable for such shares or equity or voting interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar right, agreement, Contract, undertaking or arrangement or (C) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity or voting interests.

(d)          The Company has no Indebtedness or other obligations convertible or exchangeable into equity interests or otherwise giving the holders thereof the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the shareholders of any Company Entity on any matter.

(e)          Except for the Voting Agreement and as set forth in Section 4.3(e) of the Company Disclosure Letter, there are no shareholder agreements, registration rights agreements, voting trusts or other agreements or understandings to which the Company is a party or, to the Company’s knowledge, among any security holders of the Company with respect to securities of the Company, with respect to the voting or registration of the capital stock or other voting or equity interest of the Company or any preemptive rights with respect thereto, and there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity or voting interests of the Company.

Section 4.4          Subsidiaries.

(a)          A true and complete list of all of the Company’s Subsidiaries, together with the jurisdiction of organization of each such Subsidiary of the Company and the percentage of outstanding equity of each Subsidiary of the Company owned by the Company and each other Subsidiary of the Company and any other Person, is set forth in Section 4.4(a) of the Company Disclosure Letter. Except as set forth in Section 4.4(a) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each Subsidiary of the Company, free and clear of all Liens. Each share of capital stock of, or other equity interest in, each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable and was issued free of preemptive (or similar) rights. Except for the interests in the Company’s Subsidiaries set forth in Section 4.4(a) of the Company Disclosure Letter, neither the Company nor any of the Company’s Subsidiaries owns, directly or indirectly, any equity interest in or capital stock of any Person.

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(b)          Except as set forth in Section 4.4(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar rights, agreements, Contracts, undertakings or commitments of any kind relating to the issuance of capital stock or other equity or voting interests of any Subsidiary of the Company to which the Company or any of the Company's Subsidiaries is a party or otherwise obligating the Company or any of the Company's Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity or voting interests of any of the Company’s Subsidiaries or securities convertible into or exchangeable for such shares or equity or voting interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar right, agreement, Contract, undertaking or arrangement or (iii) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity or voting interests.

(c)          None of the Company’s Subsidiaries have outstanding Indebtedness or other obligations convertible or exchangeable into equity interests or otherwise giving the holders thereof the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the shareholders of the Company or the shareholders of any of the Company’s Subsidiaries on any matter.

(d)          Except for the Voting Agreement and as set forth in Section 4.4(d) of the Company Disclosure Letter, there are no shareholder agreements, registration rights agreements, voting trusts or other agreements or understandings to which the Company or any of the Company’s Subsidiaries is a party with respect to the voting or registration of the capital stock or other voting or equity interests of the Company or any of the Company’s Subsidiaries or any preemptive rights with respect thereto, and there are no outstanding obligations of any such Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other equity or voting interests of any of the Company’s Subsidiaries.

(e)          Section 4.4(e) of the Company Disclosure Letter sets forth the name and title of each officer and director of each Company Entity.

Section 4.5          No Conflicts.

(a)          Except as set forth in Section 4.5(a) of the Company Disclosure Letter and provided that Shareholder Approval is obtained, the execution, delivery and performance of this Agreement or any other agreements executed or required to be executed by the Company in connection with this Agreement, the Merger or the transactions contemplated hereby, will not (i) conflict with the organizational or governing documents of any Company Entity; (ii) conflict with, or result in the breach or termination of, or constitute a default under, or increase the obligations or diminish the rights of any Company Entity under, any Material Contract to which any Company Entity is a party or by which any Company Entity or any of the properties or assets of any Company Entity is bound; (iii) constitute a material violation of any Law, regulation or Order applicable to any Company Entity; or (iv) result in the creation of any material Lien upon any assets or equity interests of any Company Entity.

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(b)          Except as set forth in Section 4.5(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company or any other agreements executed or required to be executed by the Company in connection with this Agreement and the transactions contemplated hereby or thereby, does not, and the performance of this Agreement by the Company or any other agreements executed or required to be executed by the Company in connection with this Agreement and the transactions contemplated hereby or thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (including with respect to Subsidiaries of the Company), except (i) the filing with the SEC of (A) a proxy statement in preliminary and definitive form relating to the Shareholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) as part of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the 1933 Act and in which the proxy statement will be included as a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the 1934 Act (and the rules and regulations promulgated thereunder) and the 1933 Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (ii) the filing of the Articles of Merger with, and the acceptance for filing of the Articles of Merger by, the Florida Department pursuant to the FBCA, (iii) the due filing of the Certificate of Merger with the Delaware Secretary pursuant to the DLLCA, (iv) the filing with and approval by FINRA of Securities Corp’s Continuing Membership Application, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local transfer Taxes, (vii) the filing with the SEC of an amended Form ADV of the Investment Adviser Subsidiary reflecting a change in Control Persons (within the meaning of Form ADV), and (viii) where a failure to obtain any such consents, approvals, authorizations or permits, or to make any such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6          SEC Filings.

(a)          Except as set forth in Section 4.6(a) of the Company Disclosure Letter, the Company has timely filed with or furnished to the SEC, and made available to Parent (including via EDGAR) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2011 under the 1933 Act or 1934 Act, as applicable (collectively, together with any exhibits and schedules thereto or incorporated by reference therein and other information incorporated therein, the “Company SEC Documents”). None of the Company SEC Documents is the subject of an outstanding SEC comment letter or, to the Company’s knowledge, an outstanding SEC investigation as of the date hereof.

(b)          Except as set forth in Section 4.6(b) of the Company Disclosure Letter, as of its filing date (and as of the date of any amendment or superseding filing), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act or 1934 Act, as applicable.

(c)          As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of the Company is separately subject to the periodic reporting requirements of the 1934 Act.

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(d)          Since January 1, 2011, the Company has complied in all material respects with the eligibility requirements, rules and regulations of the OTCBB.

(e)          The Company Entities have established and maintain a system of disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act) that are designed to provide reasonable assurance that material information relating to the Company Entities, required to be included in reports under the 1934 Act, is made known to the chief executive officer and chief financial officer of the Company by others within those entities.

(f)          Since January 1, 2011, the Company Entities have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee and, to the Company’s knowledge, the Company’s independent registered public accounting firm has not identified or been made aware of (i) any “significant deficiencies” and “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2011.

(g)          Neither the Company nor any of the Company’s Subsidiaries has, since the enactment of the Sarbanes-Oxley Act, made any prohibited loans to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of any Company Entity.

(h)          No Company Entity has any material liability or obligation that could be classified as an “off-balance sheet” arrangement under Item 303 of Regulation S-K promulgated by the SEC.

(i)          (A) As of the date of this Agreement, the Company has fewer than three hundred (300) shareholders of record, and (B) as of the date of this Agreement and at all times during the three (3) year period preceding the date of this Agreement, the Company had fewer than three hundred (300) shareholders of record (in the case of clause (B), as such term is used in Section 607.0901(4)(b) of the FBCA).

Section 4.7          Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements, if any, of the Company (the “Company Financial Statements”) included or incorporated by reference in the Company SEC Documents fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and notes in the case of any unaudited interim financial statements). Except as required by GAAP or as disclosed in the Recent SEC Reports or as set forth in Section 4.7 of the Company Disclosure Letter, no Company Entity has, between the last day of its most recently ended fiscal year and the date hereof, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. Since January 1, 2011, no Company Entity has received any written advice or written notification from its independent registered accounting firm that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of any Company Entity any properties, assets, liabilities, revenues or expenses in any material respect. No Company Entity has had any material dispute with any of its auditors regarding accounting matters or policies.

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Section 4.8          Absence of Undisclosed Liabilities. Except as set forth in Section 4.8 of the Company Disclosure Letter, including in respect of the Closing Expense Amount, and for matters reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Recent SEC Reports, no Company Entity has any liabilities or obligations except liabilities and obligations that (a) were incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, (b) are incurred in connection with the transactions contemplated by this Agreement or (c) individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.9          Disclosure Documents.

(a)          None of the information supplied or to be supplied in writing by or on behalf of any Company Entity for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the shareholders of the Company, at the time of the Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with this Agreement, the Merger and the other transactions contemplated hereby, to the extent relating to any Company Entity or other information supplied by or on behalf of any Company Entity for inclusion therein, will comply as to form, in all material respects, with the provisions of the 1933 Act or 1934 Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b)          The representations and warranties contained in this Section 4.9 will not apply to statements or omissions included in the Form S-4 or the Proxy Statement/Prospectus to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 4.10          Absence of Certain Changes. Since January 1, 2013, each Company Entity has operated its business in the ordinary course and consistent with past practice, and, except as set forth in Section 4.10 of the Company Disclosure Letter (a) there has not been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (b) no Company Entity has taken any action which, if taken between the date hereof and the Effective Time, would require the consent of Parent pursuant to Section 6.1(a)-(w).

Section 4.11          Personal Property. All items of machinery, equipment and other tangible assets owned or used by each Company Entity are in good operating condition and in good condition of maintenance and repair, ordinary wear and tear excepted, and, to the Company’s knowledge, comply in all material respects with all applicable ordinances, rules, regulations and technical standards and all applicable building, zoning and other Laws. The Company Entities have legal and valid title to, or a valid and enforceable right to use, all of the tangible personal properties and assets used or held for use by the Company Entities in connection with the conduct of the business of the Company Entities, except for such defects or failures that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All such tangible personal properties and assets, other than properties and assets in which any Company Entity has a leasehold interest, are free and clear of all Liens other than Permitted Liens.

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Section 4.12          Real Property. No Company Entity owns (and has at any time owned) any real property. Section 4.12 of the Company Disclosure Letter contains a list and brief description of all real properties leased by any Company Entity, including all structures located on those leased real properties. Except as set forth in Section 4.12 of the Company Disclosure Letter and except for the Lien, if any, of current Taxes not yet due and payable, each Company Entity enjoys peaceful and undisturbed possession under all Real Property Leases under which it is operating and all such Real Property Leases are valid and subsisting and in full force and effect, in each case in all material respects. To the Company’s knowledge, all improvements on the real properties leased by any Company Entity are in accordance in all material respects with all applicable Laws, ordinances, regulations and Orders. All of the buildings and structures owned or leased by any Company Entity are in good condition of maintenance and repair, ordinary wear and tear excepted, and are adequate, sufficient and suitable for their present uses and purposes. Except as set forth in Section 4.12 of the Company Disclosure Letter, there are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of the Leased Real Property and there is no Person (other than the Company Entities or any lessor(s) of Leased Real Property) in possession of the Leased Real Property. The Company has delivered to Parent true, correct and complete copies of the Real Property Leases in each case, as amended or otherwise modified and in effect.

Section 4.13          Litigation; Compliance with Laws; Permits and Licenses. Except as set forth in Section 4.13 of the Company Disclosure Letter, there is no material Action pending or, to the Company’s knowledge, threatened, or any Order outstanding, against any Company Entity or its properties or assets, and, to the Company’s knowledge, there is no basis for future material Actions against any Company Entity or any of their properties or assets. Each Company Entity is operating and has at all times operated its business in compliance in all material respects with all applicable Law, and neither any Company Entity nor any director or officer of any Company Entity, has received any written notice or otherwise has knowledge of any material violation of any Law. Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.21, which are addressed solely in that Section, each Company Entity is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations necessary for each Company Entity to lease and operate its properties or to carry on its business substantially as it is being conducted as of the date of this Agreement (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No Company Entity has received any written claim or notice nor has any knowledge indicating that any Company Entity is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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Section 4.14          Taxes. Except as set forth in Section 4.14 of the Company Disclosure Letter, all material Tax Returns required by Law to be filed by any Company Entity have been filed with the appropriate Taxing Authority, all such Tax Returns were true, correct and complete in all material respects, and all material Taxes payable by any Company Entity that were due and payable prior to the Closing Date (whether or not shown on a return) have been paid within the required time periods, other than those (i) currently payable without penalty or interest, or (ii) being contested in good faith by appropriate proceedings. No written claim has been made by a Taxing Authority in a jurisdiction in which any Company Entity does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. All material Taxes that any Company Entity is or has been required by Law to withhold or collect for payment to a Taxing Authority on behalf of another Person, regardless of the characterization by any Company Entity or the payee of the payments giving rise to such requirement or the characterization of the status of the payee as an employee, independent contractor, member or otherwise of any Company Entity, have been duly withheld or collected, and have been paid to the proper Taxing Authority within the time prescribed by applicable Law. The Company does not have in effect as of the date of this Agreement, and will not have in effect as of the Closing Date, any waiver or extension of any statute of limitations, or any closing agreement or similar agreement with any Taxing Authority, with respect to Taxes. There are no claims pending against any Company Entity for past due Taxes. No audits, examinations, investigations or other proceedings in respect of any material Tax or material Tax return of any Company Entity is pending, or has been threatened in writing. No Company Entity has participated in or has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). There are no Liens for Taxes upon the assets of the Company other than in respect of any Tax liability not yet due and payable. No Company Entity has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes. There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving any Company Entity, and after the Closing Date no Company Entity shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date. No written power of attorney that has been granted by the Company or any Subsidiaries of the Company (other than to the Company or a Subsidiary of the Company) currently is in force with respect to any matter relating to Taxes.

Section 4.15          Contracts. Section 4.15 of the Company Disclosure Letter contains a true and correct list, by reference to the applicable subsection of this Section 4.15, of the following Contracts to which any Company Entity is a party or by which any Company Entity is bound or any of their respective assets or properties is bound (collectively, the contracts required to be set forth in Section 4.15 of the Company Disclosure Letter, the “Material Contracts”):

(a)          any Contracts required to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

(b)          all selling, distribution, dealer, product or marketing Contracts or similar commission-based Contracts with third parties, all Contracts with Financial Advisors and all Advisory Contracts,

(c)          any Contracts with any current, or containing ongoing obligations to or rights in favor of any former, officer, director, shareholder or Affiliate of any Company Entity;

(d)          any Contracts with any labor or trade union or association or works council representing any employee of any Company Entity;

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(e)          any Contracts for correspondent securities clearing, payment and settlement activities;

(f)          any Contracts for joint ventures or similar Contracts involving a sharing of profits or expenses, strategic alliances or partnerships;

(g)          any Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Company Entity of any operating business or material assets or the capital stock of any other Person;

(h)          any Contracts relating to the incurrence, assumption or guarantee of any Indebtedness of the Company Entities or imposing a Lien on any of their respective assets;

(i)          any settlement or conciliation agreement with any Person (including any Governmental Authority) entered into within the 36 months preceding the date of this Agreement;

(j)          any Contract or series of related Contracts under which any Company Entity has made loans to any other Person, including loans to Financial Advisors;

(k)          any Contracts providing for severance, retention, change in control or other similar payments;

(l)          any Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual base and bonus compensation in excess of $75,000;

(m)          any outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by any Company Entity, other than third party Contracts entered into in the ordinary course of business consistent with past practice that contain ordinary course indemnification provisions;

(n)          any Contracts that contain covenants (including exclusive rights, covenants not to compete and non-solicit agreements) that restrain, restrict, limit or impede the ability of any Company Entity, or that, following the consummation of the transactions contemplated hereby, would restrain, restrict, limit or impede the ability of the Surviving Entity or its Affiliates, to (i) compete in any business or with any Person or in any geographic area, (ii) sell, supply or distribute any service or product (including any “most favored customer” or similar clauses), or (iii) acquire any property (tangible or intangible) from any Person;

(o)          All Real Property Leases and all leases, subleases or other rental agreements under which any Company Entity is a party that call for annual lease payments in excess of $75,000 individually or are otherwise material to the operations of its business;

(p)          any Contracts providing for liquidated damages or similar penalties in the event of a breach that would reasonably be expected to result in a material liability of any Company Entity (or, following the Closing, of the Surviving Entity);

(q)          any Contracts which individually provide for payments to or from any Company Entity of $75,000 or more, including over any 12-month period; and

(r)          any Contracts that are otherwise material to any Company Entity.

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True and complete copies of all Material Contracts (and true and correct summaries of any Material Contracts agreed to orally) have been delivered to Parent. Except as set forth in Section 4.15(s) of the Company Disclosure Letter, all Material Contracts were entered into in the ordinary course of business. Each of the Material Contracts is presently in full force and effect in all material respects in accordance with its terms and there has not been any material breach of, or material default under, any such Contract by any Company Entity, or, to the Company’s knowledge, by any other party thereto, and no condition exists that, with notice or lapse of time or both, would constitute a material breach of or material default under any such Contract by any Company Entity or, to the Company’s knowledge, by any other party thereto. No other party to any of the Material Contracts has made or asserted in writing, or, to the Company’s knowledge, has, any defense, setoff or counterclaim under any such Contract or has exercised any option to cancel or terminate, shorten the term of or fail to renew or extend the term of any such Contract, and none of the Company Entities have received any written notices to that effect.

Section 4.16          Employees.

(a)          Except as set forth in Section 4.16(a) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate is a party to, obligated under, or otherwise maintains, contributes (or has undertaken any obligation to contribute) or sponsors, any “employee benefit plan” within the meaning of Section 3(3) of ERISA, or any pension, annuity, retirement, equity-based, stock purchase, savings, profit sharing, severance, medical, dental, health, welfare, or deferred compensation, salary continuation, accident, retention, fringe benefit, tuition, scholarship, relocation, service award, company car, payroll practices, vacation, sick pay, sick leave or paid time off plan, policy or agreement, or any retainer, employment, consultant, bonus, life insurance, disability, group insurance or other compensation, commission, incentive or benefit contract, plan or arrangement, in each case whether written or verbal, insured or self-insured, or domestic or foreign, with regard to or on behalf of any current or former employee, consultant, independent contractor or director (or any dependent or spouse thereof) of the Company (each, an “Employee Benefit Plan”). True and complete copies of all documents embodying and relating to each Employee Benefit Plan have been provided to Parent, including: (i) the three most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Employee Benefit Plan; (ii) the three most recent actuarial reports (if applicable) for all Employee Benefit Plans; (iii) the most recent summary plan description, if any, required under ERISA with respect to each Employee Benefit Plan; (iv) all material written contracts, instruments or agreements relating to each Employee Benefit Plan; (v) the most recent IRS determination or opinion letter issued with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vi) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors, the U.S. Department of Labor Delinquent Filer Voluntary Program or other government correction program relating to any Employee Benefit Plan.

(b)          No employee of the Company or its Subsidiaries is represented by any union or other collective bargaining agent and no labor union or other collective bargaining agent purports to represent or is attempting to represent any employees of the Company Entities, and there are no collective bargaining or other labor agreements with respect to any such employees.

(c)          Section 4.16(c)(i) of the Company Disclosure Letter contains a true and complete list of the name, job description, year of birth, date of hire, home address and annual compensation (base salary plus bonus) for the past three years of all employees of the Company, and Section 4.16(c)(ii) of the Company Disclosure Letter contains a description of vacation policies, severance policies, sick leave policies, bonus, incentive compensation, and group insurance plans, for the benefit of current or former employees, directors, consultants or independent contractors of the Company.

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(d)          Except as set forth in Section 4.16(d) of the Company Disclosure Letter, the transactions contemplated by this Agreement will not trigger (either alone or in connection with any other event, including a termination of service of any current or former employee, consultant, independent contractor or director) or enhance any liability or payments of any kind under any Employee Benefit Plan, or otherwise, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, consultant or independent contractor of the Company (or any dependent or spouse thereof). Except as set forth in Section 4.16(d) of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement by any current or former employee, consultant, independent contractor or director (or any dependent or spouse thereof) under any Employee Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise Tax under Section 4999 of the Code. The Company has no indemnity obligations on or after the Closing for any Taxes imposed under Section 4999 or 409A of the Code. Except as set forth in Section 4.16(d) of the Company Disclosure Letter, the Company does not provide for any health, disability, or life insurance or other welfare benefits of any kind whatsoever to any current or future retiree or terminated employee (other than benefits under Section 4980B of the Code, Part 6 of Title I of ERISA or as otherwise required by applicable Law).

(e)          (i) The relations between the Company and its employees are, have been and are anticipated to remain good and (ii) as of the date of this Agreement, the Company has not been advised that any current employee of the Company currently intends to terminate his or her employment.

(f)          Except as set forth in Section 4.16(f) of the Company Disclosure Letter, no employee has been offered a “stay” bonus or other additional compensation to remain employed by the Company until the Closing.

(g)          None of the Company or any ERISA Affiliate or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV or ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) or ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(h)          Except as set forth in Section 4.16(h) of the Company Disclosure Letter, any individual who performs services for the Company Entities and who is not treated as an employee for federal income tax purposes by the Company Entities is not an employee under applicable Law or for any purpose including for Tax withholding purposes or Employee Benefit Plan purposes. The Company Entities have no material liability by reason of an individual who performs or performed services for the Company Entities in any capacity being improperly excluded from participating in an Employee Benefit Plan. Each employee of the Company Entities has been properly classified as “exempt” or “non-exempt” under applicable Law.

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Section 4.17          Intellectual Property.

(a)          Section 4.17(a) of the Company Disclosure Letter contains a true and complete list of all (i) material Intellectual Property registrations or applications for registration that have been obtained or filed by any Company Entity anywhere in the world, and (ii) material unregistered Owned Intellectual Property Rights. To the Company’s knowledge, all registrations or applications for registration set forth in Section 4.17(a) of the Company Disclosure Letter are valid, enforceable and subsisting. Each of the Company Entities has made commercially reasonable efforts to maintain and protect all Intellectual Property owned, used or held for use in the operation of the business as currently conducted. The Company Entities own and possess all right, title, and interest in and to the Owned Intellectual Property Rights free and clear of all Liens, other than Permitted Liens. Section 4.17(a) of the Company Disclosure Letter contains a true and complete list or description of all Licensed Intellectual Property Rights. The Company Entities own or possess adequate, valid and subsisting licenses or other rights to use, free and clear of any Lien (other than as expressly set forth in any applicable license agreement), each of the items of Intellectual Property listed on Section 4.17(a) of the Company Disclosure Letter. Section 4.17(a) of the Company Disclosure Letter identifies what are Owned Intellectual Property Rights and what are Licensed Intellectual Property Rights. The consummation of the transactions contemplated hereby will not impair in any material respect any right to use any Owned Intellectual Property Rights and, immediately following the Closing, Parent and its Subsidiaries will be permitted to use all such Owned Intellectual Property Rights substantially to the same extent as the Company Entities immediately prior to the Closing.

(b)          Except as set forth in Section 4.17(b) of the Company Disclosure Letter: (i) to the Company’s knowledge, there is no violation by others of any right of the Company Entities with respect to any Owned Intellectual Property Rights; (ii) to the Company’s knowledge, none of the Company Entities is infringing upon any Intellectual Property of any third party; (iii) there are no Actions pending or, to the Company’s knowledge, threatened with respect to clauses (i) and (ii) of this Section 4.17(b), no claim has been received by any Company Entity alleging any such violation, and to the Company’s knowledge, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Actions; (iv) no material royalty or similar fee of any kind is payable by any Company Entity for the use of any Intellectual Property used in the business of the Company Entities; and (v) none of the Company Entities has granted any Person any interest, as licensee or otherwise, in or to any one or more items of the Owned Intellectual Property Rights. The Company or its Subsidiaries own directly, or are entitled to use by valid license or otherwise, all Intellectual Property necessary for or material to the conduct of the business of the Company Entities.

(c)          Section 4.17(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Contracts (i) pursuant to which any Company Entity uses any Licensed Intellectual Property Rights, or (ii) pursuant to which any Company Entity granted to a third party any right in or to any Owned Intellectual Property Rights (collectively, the “License Agreements”). To the Company’s knowledge, prior to the date hereof, Parent either has been supplied with, or has been given access to, a true, correct and complete (A) copy of each written License Agreement (other than with respect to Off-the-Shelf Software), and (B) summary of all of the material terms and conditions of each oral License Agreement, in each case together with all amendments, supplements, waivers or other changes thereto. Upon the Closing, the Company Entities will continue to have the right to use all Licensed Intellectual Property Rights on materially similar terms and conditions as the Company Entities enjoyed immediately prior to the Closing, except where failure to have such rights would not, individually or in the aggregate, be material to the operation of the business of the Company Entities.

(d)          To the Company’s knowledge, each present or past employee, officer, consultant or any other Person who developed any Owned Intellectual Property Rights used, held for use or necessary for use in the business of the Company Entities (including any software) has executed a valid and enforceable Contract with the applicable Company Entity that: (i) conveys to the applicable Company Entity any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or engagement by such Company Entity; and (ii) obligates such Person to keep all confidential information, including Trade Secrets, of the business of such Company Entity confidential both during and after the term of employment or such Contract.

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(e)          Section 4.17(e) of the Company Disclosure Letter sets forth a true and complete list and description of all material software used by any Company Entity (other than Off-the-Shelf Software), stating, with respect to each, the name of the applicable licensor or, in the case of proprietary software, the name of any third parties who were involved in its development.

(f)          Except as set forth in Section 4.17(f) of the Company Disclosure Letter, no software for which the Company has Owned Intellectual Property Rights and which is used in the business of the Company Entities contains “open source” code, shareware or other software that is made generally available to the public without requiring payment of any fees or royalties or that does or may require disclosure or licensing of any such software. No Owned Intellectual Property Rights are obligated to be (i) waived or (ii) licensed to any Person as a result of any Company Entity’s use of “open source” code in any software, except where such waiver or license would not, individually or in the aggregate, be material to the operation of the business of the Company Entities.

(g)          The software set forth in Section 4.17(f) of the Company Disclosure Letter and the IT Systems of the Company Entities (i) are adequate for the current operation of the business of the Company Entities, (ii) operate and run as currently necessary for the conduct of the business of the Company Entities, and (iii) are, to the Company’s knowledge, free of viruses or other disabling code or faults, except, in each case, where failure to do so would not, individually or in the aggregate, be material to the operation of the business of the Company Entities.

(h)          The Company Entities have a disaster recovery and business interruption plan designed to (i) safeguard their data and data processing capabilities and their ongoing ability to conduct the business of the Company Entities and (ii) satisfy contractual data retention obligations in the event of a disaster or business interruption.

Section 4.18          Insurance. Each of the Company Entities maintains policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are reasonable with respect to the business in which any Company Entity is engaged (including, as applicable, fidelity bond and SIPC insurance coverage) and the nature of the property owned or leased by any Company Entity. With respect to each such insurance policy, except as specifically noted in Section 4.18(a)(i) of the Company Disclosure Letter, (a) such policy is in full force and effect and all premiums due and payable thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach of or default under such policy, and (c) neither the Company nor any of its Subsidiaries has received written notice of any cancellation, termination or material insurance rate or premium increase with respect to any such policy and, to the knowledge of the Company, no such cancellation or termination or increase has been threatened. Section 4.18(a)(ii) of the Company Disclosure Letter contains a complete list of all insurance policies held by each Company Entity and specifies the policy limit, type of coverage, location and value of the property covered, annual premium, premium payment date and expiration date of each of the policies. Except as set forth in Section 4.18(a)(iii) of the Company Disclosure Letter, there is no pending claim by the Company Entities under any insurance policy held by the Company Entities in excess of $50,000.

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Section 4.19          Labor Disagreements. Except as set forth in Section 4.19 of the Company Disclosure Letter, (a) the Company is in compliance in all material respects with all applicable laws and regulations regarding employment and employment practices, terms and conditions of employment and wages and hours, workers’ compensation, worker safety, civil rights, discrimination, immigration, collective bargaining, and the WARN Act, and is not engaged in any unfair labor practice within the meaning of the National Labor Relations Act; (b) there is no unfair labor practice charge or complaint against the Company subject to any grievance procedure, arbitration or litigation or otherwise pending before the National Labor Relations Board, the labor relations board or comparable body of any state or foreign jurisdiction, or any court or tribunal, and, to the Company’s knowledge, none is or has been threatened; (c) there is no labor strike, dispute, request for representation, slowdown, stoppage or other similar activity actually pending against the Company and, to the Company’s knowledge, none is or has been threatened; and (d) there have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of any Company Entity at any time during the past four years and, to the Company’s knowledge, no facts exist that could reasonably be expected to give rise to such claims or actions. To the Company’s knowledge, no employees of any Company Entity is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company Entities because of the nature of the business conducted or presently proposed to be conducted by the Company Entities or to the use of Trade Secrets or proprietary information of others.

Section 4.20          ERISA.

(a)          Each Employee Benefit Plan complies and has been maintained and operated in compliance in all material respects with its terms and applicable Law, including ERISA and the Code. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code (all of which are set forth in Section 4.16(a) of the Company Disclosure Letter) is qualified and has received a determination letter from the IRS upon which it may rely to the effect that it is qualified under Section 401 of the Code, and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and, to the Company’s knowledge, nothing has occurred or is expected to occur, whether by action or failure to act, that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or Tax liability. All payments required by any Employee Benefit Plan, any collective bargaining agreement or other agreement, or by any applicable United States federal or state Law or applicable Law of any foreign jurisdiction, with respect to all periods through the date of this Agreement have been made. No claim, lawsuit, arbitration or other action (whether brought by a Governmental Authority or otherwise) is pending or, to the Company’s knowledge, threatened or is anticipated against any of the Employee Benefit Plans (other than non-material routine claims for benefits, and appeals of such claims) any trustee or fiduciaries thereof, any ERISA Affiliate, any current or former employee, consultant, independent contractor or director of the Company. No “prohibited transaction” within the meaning of Section 4975 of the Code and Section 406 of ERISA has occurred or is expected to occur with respect to any Employee Benefit Plan. No Employee Benefit Plan is under, and the Company has not received any written notice of, an audit or investigation by the IRS, the U.S. Department of Labor or any other Governmental Authority, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.

(b)          None of the Company, any ERISA Affiliate, or any employee, officer or director of the Company has made any promises or commitments, whether legally binding or not, to create any additional Employee Benefit Plan, agreement or arrangement, or to modify or change in any material way any existing Employee Benefit Plan.

(c)          The Company has no unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance in all material respects with Section 409A of the Code.

(d)          No Employee Benefit Plan is mandated by a government other than the United States or is subject to the Laws of a jurisdiction outside of the United States.

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Section 4.21          Environmental Matters.

(a)          All Company Entities and all of the real property leased, owned or operated by any Company Entities are and have been in compliance in all material respects with all applicable United States federal, state and local, and all applicable foreign, Laws, regulations, rules, orders, judgments, decrees, ordinances and common law relating to pollution or the protection of human health, safety or the environment, including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern (defined below), or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”). “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, radiation, and any other chemicals, materials or substances regulated by or that could result in liability under any applicable Environmental Laws.

(b)          To the Company’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release or potential release, emission or discharge of any Material of Environmental Concern, that could reasonably be expected to form the basis of any material claim against or material violation by any Company Entity, or against any Person whose liability any Company Entity has retained or assumed either contractually or by operation of Law.

(c)          No Company Entity has generated, manufactured, processed, distributed, used, treated, stored, disposed, transported, handled or arranged for the treatment, transportation, storage or disposal of Materials of Environmental Concern, except (i) for such materials in cleaning or office supplies commonly used in the ordinary course in an office and in compliance with Environmental Laws and (ii) in a manner or to a location that could not reasonably be expected to give rise to liability under Environmental Laws. To the Company’s knowledge, there are no underground storage tanks, asbestos-containing materials or polychlorinated biphenyls (PCBs) located on or at any real property leased, owned or operated by any Company Entity.

Section 4.22          Affiliate Transactions. Except as set forth in Section 4.22 of the Company Disclosure Letter or as contemplated by this Agreement, there are, and since January 1, 2011 through the date of this Agreement there have been, no transactions, agreements, arrangements or understandings between any Company Entity, on the one hand, and any Affiliates (other than any wholly-owned Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23          Broker-Dealer Matters.

(a)          Except as set forth in Section 4.23(a) of the Company Disclosure Letter, Summit Brokerage Services, Inc. (“Securities Corp”) is, and at all times has been, duly registered, licensed or qualified as a broker-dealer under the 1934 Act and, to the Company’s knowledge, in each jurisdiction where the conduct of the business requires such registration, licensing or qualification, and is, and at all times has been, in compliance in all material respects with all applicable Laws requiring any such registration, licensing or qualification and is not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified.

(b)          Copies of the Uniform Application for Broker-Dealer Registration on Form BD of Securities Corp on file with the SEC, reflecting all amendments thereof that are in effect as of the date of this Agreement (the “Form BD”), and all FOCUS reports, amendments and updates for the period ended September 30, 2013 filed by Securities Corp with the SEC, have been delivered to Parent prior to the date of this Agreement. Except as set forth in Section 4.23(b) of the Company Disclosure Letter, to the Company’s knowledge, such forms are in compliance with the applicable requirements of the 1934 Act.

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(c)          Securities Corp is a member in good standing of FINRA and, to the Company’s knowledge, each other Governmental Authority where the conduct of its business requires membership or association.

(d)          Securities Corp has established, maintains and enforces written compliance, supervisory and control policies and procedures and, to the Company’s knowledge, such written compliance, supervisory and control policies and procedures are in compliance with applicable Laws, including FINRA Rules 3010 and 3012 and Section 15(g) of the 1934 Act. To the Company’s knowledge, Securities Corp has been and remains in compliance in all material respects with such policies and procedures. Complete and correct copies of each of the policies and procedures set forth in Section 4.23(d) of the Company Disclosure Letter have been delivered to Parent in the form in effect on the date of this Agreement.

(e)          To the Company’s knowledge, each of Securities Corp’s officers, employees and independent contractors who is required to be registered, licensed or qualified with any Governmental Authority as a registered principal or registered representative is duly and properly registered, licensed or qualified as such, and has been so registered, licensed or qualified at all times while in the employ or under contract with Securities Corp, and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except as the failure to be so registered would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(f)          Except as set forth in Section 4.23(f) of the Company Disclosure Letter, none of Securities Corp, the Company, its Subsidiaries nor any of their respective directors, officers, employees, registered representatives or “associated persons” (as defined in the 1934 Act) is the subject of any material disciplinary proceedings or orders of any Governmental Authority arising under applicable Laws which would be required to be disclosed on Form BD or Form U4 or U5 of an associated person that are not so disclosed on such Form BD or Form U4 or U5, and no such disciplinary proceeding or order is pending against Securities Corp, the Company or any Subsidiaries of the Company or, to the Company’s knowledge, threatened against Securities Corp, the Company or any Subsidiaries of the Company or pending or threatened against the other Persons referred to above. Except as disclosed on the Form BD or Form U4 or U5, to the Company’s knowledge, none of Securities Corp, the Company, its Subsidiaries, or their respective directors, officers, employees, registered representatives or associated persons has been permanently enjoined by any order from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on the Form BD or Form U4 or U5, none of Securities Corp, the Company, its Subsidiaries or their respective directors, officers, employees or associated persons is or has been ineligible to serve as a Broker-Dealer or an associated person of a Broker-Dealer under Section 15(b) of the 1934 Act (including being subject to any “statutory disqualification”, as defined in Section 3(a)(39) of the 1934 Act).

(g)          To the Company’s knowledge, Securities Corp (including all Affiliates) has timely made or given all filings, applications, notices and amendments with or to each Governmental Authority that regulates Securities Corp or its business and all such filings, applications, notices and amendments are accurate, complete and up-to-date in all material respects and Securities Corp has received all consents, orders, authorizations, permissions, registrations, licenses, approvals, qualifications, designations and declarations necessary in order for it (including all Affiliates) to conduct its business as currently conducted in all material respects.

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(h)          The Company has made available to Parent a list of all customer complaints, including those reportable to FINRA pursuant to FINRA Rule 4530 or on any Form U4, which have been made from September 1, 2010 to the date hereof against the Company, Securities Corp or any of their representatives and which are set forth in Section 4.23(h) of the Company Disclosure Letter. Except as set forth in Section 4.23(h) of the Company Disclosure Letter, as of the date of this Agreement, no customer complaints reportable pursuant to FINRA Rule 4530 or on Form U4 are pending, or to the Company’s knowledge, threatened.

(i)          Except as set forth in Section 4.23(i) of the Company Disclosure Letter, Securities Corp is in compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made by Securities Corp that will result in Securities Corp not being in compliance with such applicable regulatory net capital requirements. Securities Corp is in compliance in all material respects with all applicable regulatory requirements for the protection of customer or Client funds and securities. Securities Corp has not made any withdrawals from any reserve bank account it is required to maintain pursuant to SEC Rule 15c3-3(e), except as permitted by SEC Rule 15c3-3(g).

Section 4.24          Investment Adviser Matters.

(a)          Copies of the Uniform Application for Investment Adviser Registration on Form ADV, including Parts 1 and 2, of Summit Financial Group, Inc. (the “Investment Adviser Subsidiary”) on file with the SEC and currently made available to Clients, reflecting all amendments thereof that are in effect as of the date of this Agreement (the “Form ADV”), have been delivered to Parent prior to the date of this Agreement. To the Company’s knowledge, the Form ADV is in compliance with applicable Law.

(b)          The Investment Adviser Subsidiary is, and at all times has been, duly registered, licensed or qualified (including through state notice filings) as an “investment adviser” under the Investment Advisers Act and, to the Company’s knowledge, in each jurisdiction where the conduct of the business requires such registration, licensing or qualification, and is, and at all times has been, in material compliance with all Laws requiring any such registration, licensing or qualification and is not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified.

(c)          The Investment Adviser Subsidiary has adopted written policies and procedures pursuant to Rule 206(4)-7 under the Investment Advisers Act that are reasonably designed to detect and prevent violations of the Investment Advisers Act. The Investment Adviser Subsidiary has adopted a written code of ethics pursuant to and in accordance with Rule 204A-1 under the Investment Advisers Act. To the Company’s knowledge, the Investment Adviser Subsidiary has been in compliance in all material respects with such policies and procedures and code of ethics. Complete and correct copies of each of the policies and procedures and code of ethics set forth in Section 4.24(c) of the Company Disclosure Letter have been delivered to Parent in the form in effect on the date of this Agreement.

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(d)          To the Company’s knowledge, neither the Investment Adviser Subsidiary nor any other Person “associated” (as defined under the Investment Advisers Act) with the Investment Adviser Subsidiary has been subject to disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an “investment adviser” (as defined under the Investment Advisers Act) or as an associated person of an investment adviser, or subject to disqualification pursuant to Rule 206(4)-3, under the Investment Advisers Act, unless, in each case, the Investment Adviser Subsidiary or such associated person has received exemptive relief from the SEC with respect to any such disqualification. To the Company’s knowledge, neither the Investment Adviser Subsidiary nor any “affiliated person” (as defined under the Investment Company Act) thereof has been subject to disqualification as an investment adviser or subject to disqualification to serve in any other capacity contemplated by the Investment Company Act for any investment company under Sections 9(a) or 9(b) of the Investment Company Act, unless, in each case, such Person, as applicable, has received exemptive relief from the SEC with respect to any such disqualification. To the extent required, the facts and circumstances surrounding any such disqualification have been disclosed on the Form ADV.

(e)          To the Company’s knowledge, the Investment Adviser Subsidiary has timely made or given all filings, applications, notices and amendments with or to each Governmental Authority that regulates the Investment Adviser Subsidiary or its business and all such filings, applications, notices and amendments are accurate, complete and up-to-date in all material respects and the Investment Adviser Subsidiary has received all consents, orders, authorizations, permissions, registrations, licenses, approvals, qualifications, designations and declarations necessary in order for it to conduct its business as currently conducted in all material respects.

(f)          The Company has made available to Parent a list of all customer complaints which have been made from September 1, 2010 to the date hereof against the Investment Adviser Subsidiary, or any of its representatives, and which are set forth in Section 4.24(f) of the Company Disclosure Letter. Except as set forth in Section 4.24(f) of the Company Disclosure Letter, as of the date of this Agreement, no customer complaints are pending, nor to the Company’s knowledge, threatened.

(g)          The Investment Adviser Subsidiary is in compliance in all material respects with all applicable regulatory requirements for the protection of Client funds and securities.

(h)          Except as set forth in Section 4.24(h) of the Company Disclosure Letter, no Advisory Contract expressly requires the written consent of any Client for assignment of such Advisory Contract.

Section 4.25          Insurance Matters.

(a)          To the Company’s knowledge, each of SBS Insurance Agency of Florida, Inc. and its Subsidiaries (collectively, the “Insurance Agencies”) is, and at all times has been, duly registered, licensed or qualified as an insurance entity and in each jurisdiction where the conduct of the business requires such registration, licensing or qualification, and is, and at all times has been, in compliance in all material respects with all applicable Laws requiring any such registration, licensing or qualification and is not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified.

(b)          Each of the Insurance Agencies has established, maintains and enforces written compliance, supervisory and control policies and procedures in compliance with applicable Laws. Each of the Insurance Agencies has been and remains in compliance in all material respects with such policies and procedures. Complete and correct copies of each of the policies and procedures set forth in Section 4.25(b) of the Company Disclosure Letter have been delivered to Parent in the form in effect on the date of this Agreement.

(c)          To the Company’s knowledge, each of the Insurance Agencies’ officers, employees and independent contractors who is required to be registered, licensed or qualified with any Governmental Authority to conduct the business of such Insurance Agency is duly and properly registered, licensed or qualified as such, and has been so registered, licensed or qualified at all times while in the employ or under contract with such Insurance Agency, and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except as the failure to be so registered would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

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(d)          To the Company’s knowledge, each of the Insurance Agencies has timely made or given all filings, applications, notices and amendments with or to each Governmental Authority that regulates such Insurance Agency or its business and all such filings, applications, notices and amendments are accurate, complete and up-to-date in all material respects and such Insurance Agency has received all consents, Orders, authorizations, permissions, registrations, licenses, approvals, qualifications, designations and declarations necessary in order for it to conduct its business as currently conducted in all material respects.

(e)          The Company has made available to Parent a list of all material customer complaints, which have been made from September 1, 2010 to the date hereof against the Company, any of the Insurance Agencies or any of their respective representatives and which are set forth in Section 4.25(e) of the Company Disclosure Letter. Except as set forth in Section 4.25(e) of the Company Disclosure Letter, as of the date of this Agreement, no material customer complaints are pending, or to the Company’s knowledge, threatened.

Section 4.26         Government Contracts. Except as set forth in Section 4.26 of the Company Disclosure Letter, as of the date hereof neither the Company nor any of the Company’s Subsidiaries has received any written notice that any Governmental Authority that is currently a party to an agreement or Contract with the Company intends to terminate, fail to renew, or substantially reduce its business with the Company Entities, and as of the date hereof no such Governmental Authority has terminated or substantially reduced its business with the Company Entities in the twelve (12) months immediately preceding the date hereof (other than upon the expiration of, or failure to renew, any material agreement or Contract).

Section 4.27         Takeover Laws. The Company has taken all such action and the Company Board has effected all such votes, authorizations and approvals as may be required or appropriate on the part of the Company Entities or their respective Affiliates to cause any applicable restrictions included in Sections 607.0901 and 607.0902 of the FBCA not to apply to the execution, delivery or performance of this Agreement, the Voting Agreement or the consummation of the transactions contemplated hereby or thereby, including the Merger. No “moratorium,” “fair price,” “business combination,” “affiliated transactions,” “control share acquisition”, “interested shareholder” or similar provision of any state anti-takeover or similar Law (including Sections 607.0901 and 607.0902 of the FBCA) or (if any) of the Articles or bylaws of the Company is, or at the Effective Time will be (and the Company has taken all such action and the Company Board has effected all such votes, authorizations and approvals as may be required or appropriate on the part of the Company Entities or their respective Affiliates such that any such provision is not, and at the Effective Time, will not be) applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated hereby or thereby.

Section 4.28         Brokers’ Fees. Except for the Company Financial Advisor, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Company Entity who is or might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

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Section 4.29         Opinion of Financial Advisor. The Special Committee has received the opinion of Cassel Salpeter & Co., LLC, financial advisor to the Special Committee (the “Company Financial Advisor”), to the effect that, as of the date of this Agreement, and subject to certain assumptions, qualifications, limitations and other matters set forth in such opinion, the Aggregate Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to this Agreement is fair from a financial point of view to such holders (such opinion, the “Fairness Opinion”). The Company Financial Advisor has consented to the inclusion of the entire Fairness Opinion (and a summary thereof, subject to the prior review and approval of the Company Financial Advisor) in the Proxy Statement/Prospectus.

Section 4.30         Absence of Certain Payments. During the last three years, none of the Company, any Subsidiary of the Company or, to the Company’s knowledge, any of their respective managers, directors, officers, agents, employees, or Affiliates or any other Persons acting on their behalf have, in their capacity with or on behalf of the Company or any Subsidiary of the Company: (a) used or committed to use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds, (b) accepted or received any unlawful contributions, payments, expenditures or gifts, or (c) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except (a) as set forth in the disclosure letter that has been prepared by the Parent Entities and delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent such relationship is reasonably apparent on its face), or (b) as disclosed in publicly available Parent SEC Documents filed with or furnished to, as applicable, the SEC prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, and provided that no disclosure set forth in any such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.2, 5.3, or 5.12), Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1           Organization and Qualification.

Each Parent Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate or equivalent power and authority to own, lease and operate its properties as it now does and to carry on its business as it is presently being conducted, except, with respect only to each Subsidiary of Parent that would not constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Entity is duly qualified, licensed and in good standing in each other jurisdiction in which it is required to be so qualified, licensed or in good standing, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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Section 5.2           Authority.

The board of directors of Parent, at a meeting duly called and held, adopted resolutions (i) declaring advisable, fair to and in the best interests of Parent and its stockholders this Agreement, the CVR Agreement, the Voting Agreement, the Merger, and the other transactions contemplated hereby and thereby, and (ii) authorizing and approving the execution, delivery and performance of this Agreement (including the plan of merger included herein), the CVR Agreement, the Voting Agreement and the transactions contemplated hereby and thereby. Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated hereby. No approval is required by the stockholders of Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, including the filing of the Form S-4, the issuance of the Parent Common Stock in connection with the Merger and the listing thereof on the NYSE.

Section 5.3           Capital Structure.

(a)          As of the date hereof, the authorized capital stock of the Parent consists of (i) 100,000,000 shares of Parent Common Stock, (ii) 100,000,000 shares of Class B common stock, $0.001 par value (the “Parent Class B Common Stock”) and (iii) 100,000,000 shares of preferred stock, $0.001 par value (the “Parent Preferred Stock”). As of the date hereof, (A) (w) 2,500,000 shares of Parent Common Stock are issued and outstanding, (x) 24,000,000 shares of Parent Class B Common Stock are issued and outstanding, (y) no shares of Parent Preferred Stock are issued and outstanding, and (z) no other shares of capital stock are issued and outstanding, and (B) no shares of capital stock are held in treasury or owned by a Subsidiary of Parent. All of the Parent Class B Common Stock is held by RCAP Holdings, LLC, a Delaware limited liability company. All outstanding shares of Parent Common Stock and Parent Class B Common Stock were duly authorized and validly issued and are fully paid and non-assessable. All securities issued by Parent have been issued in compliance in all material respects with applicable Law. As of the date hereof, 250,000 shares of Parent Common Stock are reserved for issuance under equity plans adopted by Parent (excluding any such shares issuable upon exchange of operating subsidiary units held by RCAP Holdings, LLC (and cancellation of its corresponding shares of Parent Class B Common Stock)).

(b)          Except as set forth in the Parent SEC Documents and except for any obligations pursuant to this Agreement, the CVR Agreement or as set forth in subsection (a) above, (i) Parent does not have any shares of its capital stock issued, outstanding or reserved for issuance and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar rights, agreements, Contracts, undertakings or commitments of any kind relating to capital stock or other equity or voting interests of Parent to which Parent is a party or otherwise obligating Parent to (A) issue, transfer or sell any shares of capital stock or other equity or voting interests of Parent or securities convertible into or exchangeable for such shares or equity or voting interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar right, agreement, Contract, undertaking or arrangement or (C) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity or voting interests.

(c)          Parent has no Indebtedness or other obligations convertible or exchangeable into equity interests or otherwise giving the holders thereof the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

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(d)          Except as set forth in Section 5.3(d) of the Parent Disclosure Letter or the Parent SEC Documents, there are no shareholder agreements, registration rights agreements, voting trusts or other agreements or understandings to which Parent is a party or, to Parent’s knowledge, among any security holders of Parent with respect to securities of Parent, with respect to the voting or registration of the capital stock or other voting or equity interest of Parent or any preemptive rights with respect thereto, and there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock or other equity or voting interests of Parent.

Section 5.4           Subsidiaries.

(a)          A true and complete list of all of Parent’s Subsidiaries, together with the jurisdiction of organization of each such Subsidiary and the percentage of outstanding equity of each Subsidiary owned by Parent and any other Person, is set forth in Section 5.4(a) of the Parent Disclosure Letter.

(b)          Except as set forth in Section 5.4(b) of the Parent Disclosure Letter, there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar rights, agreements, Contracts, undertakings or commitments of any kind relating to the issuance of capital stock or other equity or voting interests of any Subsidiary of Parent to which Parent or any of Parent's Subsidiaries is a party or otherwise obligating Parent or any of Parent's Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity or voting interests of any of Parent’s Subsidiaries or securities convertible into or exchangeable for such shares or equity or voting interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, deferred stock awards, stock-based performance units, profits interests, or other similar right, agreement, Contract, undertaking or arrangement or (iii) redeem, repurchase, or otherwise acquire any such shares of capital stock or other equity or voting interests.

(c)          None of Parent’s Subsidiaries have outstanding Indebtedness or other obligations convertible or exchangeable into equity interests or otherwise giving the holders thereof the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of Parent or the shareholders of any of Parent’s Subsidiaries on any matter.

(d)          Except as set forth in Section 5.4(d) of the Parent Disclosure Letter, there are no shareholder agreements, registration rights agreements, voting trusts or other agreements or understandings to which any of Parent’s Subsidiaries is a party with respect to the voting or registration of the capital stock or other voting or equity interests of any of Parent’s Subsidiaries or any preemptive rights with respect thereto, and there are no outstanding obligations of any such Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other equity or voting interests of any of Parent’s Subsidiaries.

Section 5.5           No Conflicts.

(a)          Except as set forth in Section 5.5(a) of the Parent Disclosure Letter, the execution, delivery and performance of this Agreement, the CVR Agreement or the Voting Agreement by Parent and Merger Sub, as applicable, or any other agreements executed or required to be executed by them in connection with this Agreement, the Merger or the transactions contemplated hereby, will not (i) conflict with the organizational or governing documents of any Parent Entity; (ii) conflict with, or result in the breach or termination of, or constitute a default under, or increase the obligations or diminish the rights of any Parent Entity under, any material Contract to which any Parent Entity is a party or by which any Parent Entity or any of the properties or assets of any Parent Entity is bound; (iii) constitute a material violation of any Law, regulation or Order applicable to any Parent Entity; or (iv) result in the creation of any material Lien upon any assets or equity interests of any Parent Entity.

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(b)          Except as set forth in Section 5.5(b) of the Parent Disclosure Letter, the execution and delivery of this Agreement by Parent and Merger Sub and the CVR Agreement and the Voting Agreement by Parent or any other agreements executed or required to be executed by them in connection with this Agreement and the transactions contemplated hereby or thereby, do not, and the performance of this Agreement by Parent and Merger Sub and the CVR Agreement and the Voting Agreement or any other agreements executed or required to be executed by them in connection with this Agreement and the transactions contemplated hereby or thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (including with respect to Subsidiaries of Parent), except (i) the filing with the SEC of (A) the Form S-4 and declaration of effectiveness of the Form S-4 and (B) such reports under, and other compliance with, the 1934 Act (and the rules and regulations promulgated thereunder) and the 1933 Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement, the CVR Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby and thereby, (ii) the filing of the Articles of Merger with, and the acceptance for filing of the Articles of Merger by, the Florida Department pursuant to the FBCA, (iii) the due filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iv) the filing with and approval by FINRA of Securities Corp’s Continuing Membership Application, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local transfer Taxes, (vii) the filing with the SEC of an amended Form ADV of the Investment Adviser Subsidiary reflecting a change in Control Person (within the meaning of Form ADV), (viii) the filing of a listing application with the NYSE with respect to the Parent Common Stock to be issued in the Merger, and (ix) where a failure to obtain any such consents, approvals, authorizations or permits, or to make any such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6           SEC Filings.

(a)          Parent has timely filed with or furnished to the SEC, and made available to the Company (via EDGAR) all Parent SEC Documents. None of the Parent SEC Documents is the subject of an outstanding SEC comment letter or outstanding SEC investigation as of the date hereof.

(b)          As of its filing date (and as of the date of any amendment or superseding filing), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act or 1934 Act, as applicable.

(c)          As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of Parent is separately subject to the requirement to file reports pursuant to Section 13 or 15(d) of the 1934 Act.

(d)          Since June 6, 2013, Parent has complied in all material respects with the applicable listing and corporate governance requirements of the NYSE.

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(e)          The Parent Entities have established and maintain a system of disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act) that are designed to provide reasonable assurance that material information relating to the Parent Entities, required to be included in reports under the 1934 Act, is made known to the chief executive officer and chief financial officer of Parent by others within those entities.

(f)          The Parent Entities have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee and, to Parent’s knowledge, Parent’s independent registered public accounting firm has not identified or been made aware of (i) any “significant deficiencies” and “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Parent’s internal controls and procedures which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in internal controls.

(g)          No Parent Entity has any material liability or obligation that could be classified as an “off-balance sheet” arrangement under Item 303 of Regulation S-K promulgated by the SEC.

(h)          No Parent Entity has made any loan to a director or an executive officer (as defined in Rule 3b-7 under the 1934 Act) of Parent prohibited by the Sarbanes-Oxley Act.

Section 5.7           Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements, if any, of Parent (the “Parent Financial Statements”) included or incorporated by reference in the Parent SEC Documents fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and notes in the case of any unaudited interim financial statements). Except as required by GAAP or as disclosed in the Parent SEC Documents, no Parent Entity has, between the last day of its most recently ended fiscal year and the date hereof, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. Since June 6, 2013, no Parent Entity has received any written advice or written notification from its independent registered accounting firm that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of any Parent Entity any properties, assets, liabilities, revenues or expenses in any material respect. Since June 6, 2013, no Parent Entity has had any material dispute with any of its auditors regarding accounting matters.

Section 5.8           Absence of Certain Changes. Since June 6, 2013, there has not been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.9           Taxes. Except as set forth in Section 5.9 of the Parent Disclosure Letter:

(a)          All U.S. federal and all other material Tax Returns required by Law to be filed by any Parent Entity have been filed with the appropriate Taxing Authority when due, all such Tax Returns were true, correct and complete in all material respects, and all material Taxes payable by any Parent Entity that were due and payable prior to the Closing Date (whether or not shown on a return) have been paid within the required time periods, other than those (i) currently payable without penalty or interest, or (ii) being contested in good faith by appropriate proceedings. No written claim has been made by a Taxing Authority in a jurisdiction in which any Parent Entity does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

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(b)          To Parent’s knowledge, all material Taxes that any Parent Entity is or has been required by Law to withhold or collect for payment to a Taxing Authority on behalf of another Person, regardless of the characterization by any Parent Entity or the payee of the payments giving rise to such requirement or the characterization of the status of the payee as an employee, independent contractor, member or otherwise of any Parent Entity, have been withheld or collected, and have been paid to the proper Taxing Authority within the time prescribed by applicable Law.

(c)          No Parent Entity has in effect as of the date of this Agreement, any waiver or extension of any statute of limitations, or any closing agreement or similar agreement with any Taxing Authority, with respect to any material Taxes.

(d)          There are no material claims pending against any Parent Entity or, to the knowledge of Parent, threatened for past due Taxes. No audits, examinations or investigations or other proceedings in respect of any material Tax of any Parent Entity is pending, or has been threatened in writing.

(e)          There are no material Liens for Taxes upon the assets of any Parent Entity other than in respect of any Tax liability not yet due and payable.

(f)          No Parent Entity has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority with respect to any material Taxes.

Section 5.10         Disclosure Documents.

(a)          None of the information supplied or to be supplied in writing by or on behalf of any Parent Entity for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the shareholders of the Company, at the time of the Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with this Agreement, the CVR Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby and thereby, to the extent relating to any Parent Entity or other information supplied by or on behalf of any Parent Entity for inclusion therein, will comply as to form, in all material respects, with the provisions of the 1933 Act or 1934 Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b)          The representations and warranties contained in this Section 5.10 will not apply to statements or omissions included in the Form S-4, the Proxy Statement/Prospectus or other document or filing, to the extent based upon information supplied to Parent by or on behalf of any Company Entity.

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Section 5.11         Litigation; Compliance with Laws. Except as set forth in Section 5.11 of the Parent Disclosure Letter, there is no material Action pending or, to Parent’s knowledge, threatened, or any Order outstanding, against any Parent Entity or any of any Parent Entity’s properties or assets, and, to Parent’s knowledge, there is no basis for future material Actions against any Parent Entity or any of their properties or assets. Each Parent Entity is operating and has at all times operated its business in compliance in all material respects with all applicable Law, and neither any Parent Entity nor any director or officer of any Parent Entity, has received any written notice or otherwise has knowledge of any material violation of any Law. Each Parent Entity is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations necessary for the Parent Entities to own, lease and operate its properties or to carry on their business substantially as it is being conducted as of the date of this Agreement (the “Parent Permits”), and, to the Parent’s knowledge, all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.12         Brokers’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Parent Entity who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement and the CVR Agreement.

Section 5.13         Sufficient Funds. At the Effective Time, Parent and Merger Sub will have available sufficient cash or lines of credit available to pay the Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.13 and any and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and by the CVR Agreement and any related fees and expenses.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1           Conduct of Business by the Company. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, the Company shall, and shall cause each Subsidiary of the Company to, except as otherwise expressly permitted by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or as required by Law, or to the extent Parent shall otherwise consent in writing prior thereto, conduct its business in the ordinary course consistent with past practice (including with respect to receivables collection and payables payment policies and practices) and, to the extent consistent with and not in violation of any other provisions of this Section 6.1, the Company shall (and shall cause each Subsidiary of the Company to) use its commercially reasonable efforts to (i) preserve substantially intact its present business organization, (ii) maintain in effect all Company Permits, (iii) keep available the services of its officers and key employees and (iv) subject to the right of contract parties to exercise applicable rights, maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. In addition, from the date hereof until the earlier of the Effective Time or the termination of this Agreement, the Company will provide Parent with reasonable updates regarding material communications with its customers regarding contract status, renewals and terminations unless such communication would violate applicable Law or an existing confidentiality provision in any written agreement between the Company and such customer. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as otherwise expressly permitted by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or to the extent Parent shall otherwise consent in writing prior thereto, the Company shall not, nor shall it permit any Subsidiary of the Company to:

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(a)          amend or propose to amend its Articles, bylaws or other similar organizational documents, or adopt a “shareholder rights plan” or similar plan;

(b)          (i) split, combine, reclassify or subdivide any shares of its capital stock or other equity securities or ownership interests, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends paid by or (to the extent required by Law) to a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of capital stock or other equity securities or ownership interests of the Company or any Subsidiary of the Company that is not wholly owned;

(c)          issue, deliver, sell, grant or cause a Lien to be placed upon any shares of its capital stock or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants or other rights to acquire any such shares, voting securities, equity interests or convertible or exchangeable securities, any stock-based performance units, profits interests or any other rights that give any Person the right to receive any economic interest of a nature accruing to the holders of the Company Common Stock or any other class of capital stock, other than upon the exercise or settlement of the Company Options or Company Warrants outstanding as of the date hereof in accordance with their present term other than (i) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options or Company Warrants in order to pay the exercise price of the Company Options or Company Warrants in connection with the exercise of the Company Options or Company Warrants and (ii) the acquisition by the Company of shares of Company Common Stock in the ordinary course of business consistent with past practice in connection with the termination of service of holders (other than executive officers) of Company Options;

(d)          incur any capital expenditures or any obligations or liabilities in respect thereof, in excess of $50,000 in any calendar quarter or $75,000 in the aggregate;

(e)          acquire (by merger, consolidation, share exchange, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in each case, with a value in excess of $50,000 in the aggregate, other than licenses of Licensed Intellectual Property Rights, inventory, supplies, equipment and other similar items in the ordinary course of business of the Company Entities in a manner that is consistent with past practice;

(f)          sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the Company Entities’ assets, securities, properties, interests or businesses, other than (i) the sale of equipment, inventory, products or services in the ordinary course of business consistent with past practice, or (ii) the licensing of Owned Intellectual Property Rights in the ordinary course of business consistent with past practice;

(g)          make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company and (ii) advances of travel and other reasonable out-of- pocket expenses to directors, officers and employees in the ordinary course of business consistent with past practice;

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(h)          create, incur, assume or otherwise be liable with respect to any Indebtedness for borrowed money or guarantees thereof having an aggregate principal amount outstanding at any time greater than $100,000 in the aggregate (together with all other Indebtedness for borrowed money of the Company Entities) or (ii) amend, modify or refinance any of the foregoing, if any;

(i)          enter into, renew, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of any Company Entity thereunder; provided, however, that the foregoing shall not prevent or preclude any Company Entity from (x) negotiating and/or renewing in the ordinary course of business consistent with past practice any business Contracts which expire upon their terms or (y) entering into any client or customer, supplier or Financial Advisor contracts or agreements in the ordinary course of business consistent with past practice, regardless of whether or not any such contract or agreement would constitute a Material Contract if it had been entered into as of the date hereof;

(j)          except to the extent required to comply with Law or as required to comply with any Employee Benefit Plan, (i) grant any new severance, retention, change in control, retirement or termination arrangement (or increase or otherwise amend any existing severance, retention, change in control, retirement or termination arrangement) other than providing standard severance or termination rights in connection with new hires, in the ordinary course of business consistent with past practice and so long any such payments are not payable upon, do not increase as a result of, and are otherwise unrelated to, a change of control or similar transaction, including the transactions contemplated by this Agreement, (ii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) other than in connection with new hires or promotions below the level of officer in the ordinary course of business consistent with past practice, (iii) establish, adopt or amend (except as required by Law) any Employee Benefit Plan, collective bargaining, or other benefit plan or arrangement, (iv) increase any compensation, bonus or other benefits payable to any director, officer, independent contractor or employee with an annual base salary in excess of $75,000 of any Company Entity, except for regularly scheduled increases to current employees made in the ordinary course of business consistent with past practice or pursuant to an employment agreement or arrangement in existence on the date hereof, or (v) modify or otherwise alter the payroll practices or policies of any Company Entity;

(k)          make any material change in the Company’s fiscal year or methods of accounting, except as required by concurrent changes in GAAP, in Regulation S-X of the 1934 Act, or Law and agreed to by the Company’s independent public accounting firm;

(l)          commence or offer, propose, agree to or otherwise settle, pay, discharge, satisfy or waive (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against any Company Entity (or its properties or assets), including related to Taxes, (ii) any shareholder litigation, claim or dispute against the any Company Entity (or its properties or assets) or any of their officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby in each case, with respect to clauses (i), (ii) and (iii), if such settlement would, in any single case, result in damages, fines or other penalties payable to or by the Company Entities in excess of $100,000 and other than as provided by Section 6.6(e);

(m)         permit the lapse of, or engage in any action that constitutes a violation of, any Company Permit;

(n)          enter into any joint venture, partnership or similar arrangement or enter into any collective bargaining agreement or other agreement with a labor union or works council;

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(o)          implement any action which constitutes a “mass layoff” under the WARN Act;

(p)          enter into a new line of business;

(q)          make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except as required by Law;

(r)          fail to maintain in full force and effect material insurance policies covering the Company Entities and their respective properties, assets and businesses in a form and amount consistent with past practice;

(s)          adopt or enter into any plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Entity (other than the transactions contemplated by this Agreement);

(t)          engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the 1934 Act) or any of the Company’s Affiliates other than wholly-owned Subsidiaries of the Company or pursuant to agreements in force on the date of this Agreement as set forth in the Company Disclosure Letter;

(u)          take any action that would result in a material diminution of the net capital of Securities Corp not in the ordinary course of business or a failure to comply with the Minimum Net Capital Requirements then applicable to Securities Corp;

(v)         fail to duly and timely file all material reports and other material documents required to be filed with FINRA, the SEC or any other Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations; or

(w)          authorize, commit, propose or agree to do or take, or enter into any Contract, agreement, commitment or arrangement to do or take, any of the foregoing.

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Section 6.2           Preparation of Form S-4 and Proxy Statement/Prospectus; Shareholder Meetings.

(a)          As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC, the Form S-4, which will include the Proxy Statement/Prospectus. Each of the Company and Parent shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the 1934 Act and the 1933 Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Subsidiaries, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Prospectus. The Form S-4 and Proxy Statement/Prospectus shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the 1933 Act, the 1934 Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b)          If, at any time prior to the receipt of the Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company. Nothing in this Section 6.2(b) shall limit the obligations of any party under Section 6.2(a).

(c)          As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and its Articles and bylaws, establish a record date for, duly call, give notice of, convene and hold the Shareholder Meeting. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the shareholders of the Company entitled to vote at the Shareholder Meeting and to hold the Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the 1933 Act. The Company shall include the Company Recommendation in the Proxy Statement/Prospectus and shall solicit and use its reasonable best efforts in compliance with applicable Law to obtain the Shareholder Approval, except to the extent that the Company Board (acting upon the unanimous recommendation of the Special Committee) shall have made an Adverse Recommendation Change as permitted by Section 6.4(d). Notwithstanding the foregoing provisions of this Section 6.2(c), if, on a date for which the Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Shareholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Shareholder Meeting; provided that the Shareholder Meeting is not postponed or adjourned to a date that is more than (i) thirty (30) days after the date for which the Shareholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) one hundred twenty (120) days after the record date for the Shareholder Meeting.

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Section 6.3           Access to Information; Confidentiality.

(a)          During the period between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article VIII (the “Interim Period”), to the extent permitted by applicable Law, (i) the Company shall, and shall cause each of the other Company Entities to, afford to Parent and its Affiliates and Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the other Company Entities to, furnish reasonably promptly to Parent (A) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (B) all other information (financial or otherwise) concerning its business, properties and personnel as Parent may reasonably request and (ii) Parent shall, and shall cause each of the other Parent Entities to, afford to the Company and its Affiliates and Representatives reasonable access during normal business hours and upon reasonable advance notice to its books, records and personnel and provide all other information (financial or otherwise) concerning its business, properties and personnel as the Company may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.3(c) to provide the other party or the Affiliates or Representatives of such other party with access to or to disclose information (w) relating to the consideration, negotiation and performance of this Agreement and related agreements, (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (provided, however, that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate any Law or fiduciary duty (provided, however, that the withholding party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding party shall allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

(b)          Each of Parent and the Company will hold any nonpublic information, including any information delivered pursuant to this Section 6.3, in confidence to the extent required by and in accordance with the terms of that certain Confidentiality Agreement, dated July 29, 2013, by and between Parent, RCAP Holdings, LLC and the Company (as amended, the “Confidentiality Agreement”). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, Parent shall be permitted to file financial statements or financial information of any Company Entity (or any portion, extract or restatement thereof) in connection with any filings made by Parent with the SEC after the date hereof, as contemplated by Section 6.12.

Section 6.4           Company Acquisition Proposals.

(a)          Subject to the other provisions of this Section 6.4, during the Interim Period, the Company agrees that it shall not, and shall cause each of its Subsidiaries not to, and shall not authorize and shall use reasonable best efforts to cause its and their officers and directors, managers or equivalent, and other Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (an “Inquiry”), (ii) engage in any discussions or negotiations regarding, or furnish to any Third Party any non-public information in connection with, or knowingly facilitate in any way any effort by, any Third Party in furtherance of any Acquisition Proposal or Inquiry, (iii) approve or recommend an Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.4) providing for or relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”), or (iv) propose or agree to do any of the foregoing.

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(b)          Notwithstanding anything to the contrary in this Section 6.4, at any time prior to obtaining the Shareholder Approval, the Company may, directly or indirectly through any Representative, in response to an unsolicited bona fide written Acquisition Proposal by a Third Party made after the date of this Agreement (that did not result from a breach of this Section 6.4) (i) furnish non-public information to such Third Party (and such Third Party’s Representatives) making an Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement, and (B) any non-public information concerning any Company Entity that is provided to such Third Party shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent or Merger Sub prior to or substantially at the same time that such information is provided to such Third Party), and (ii) engage in discussions or negotiations with such Third Party (and such Third Party’s Representatives) with respect to the Acquisition Proposal if, in the case of each of clauses (i) and (ii): (x) the Company Board (acting upon the unanimous recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, and (y) the Company Board (acting upon the unanimous recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law; provided, however, that in each of the foregoing clauses (i) and (ii), such Acquisition Proposal was not solicited in violation of this Section 6.4.

(c)          The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information relating to any Company Entity by any Third Party, or any Inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Third Party making the Acquisition Proposal, request or Inquiry and the material terms and conditions of any Acquisition Proposals, Inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company shall also promptly, and in any event within 24 hours, notify Parent orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 6.4(c) and keep Parent informed of the status and material terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or material correspondence relating thereto.

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(d)          Except as permitted by this Section 6.4(d), neither the Company Board nor any committee thereof (including the Special Committee) shall (i) withhold, withdraw or modify or qualify in a manner adverse to Parent or Merger Sub (or publicly propose to withhold, withdraw or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Recommendation, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Acquisition Proposal, (iii) fail to include the Company Recommendation in the Proxy Statement/Prospectus, (iv) fail to publicly recommend against any Acquisition Proposal within ten (10) Business Days of the request of Parent and/or reaffirm the Company Recommendation within ten (10) Business Days of the request of Parent (any of the actions described in clauses (i), (ii), (iii) and (iv) of this Section 6.4(d), an “Adverse Recommendation Change”), or (v) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.4). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Shareholder Approval, the Company Board shall be permitted to effect an Adverse Recommendation Change if the Company Board (acting upon the unanimous recommendation of the Special Committee) (x) has received an unsolicited bona fide Acquisition Proposal (that did not result from a breach of this Section 6.4) that, in the good faith determination of the Company Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to Section 6.4(e), and such Acquisition Proposal is not withdrawn, and (y) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law, and in such case the Company may (i) terminate this Agreement pursuant to Section 8.1(c)(ii), (ii) make an Adverse Recommendation Change and/or (iii) approve or recommend such Superior Proposal to the Company’s shareholders and, in the case of a termination, the Company may immediately prior to or concurrently with such termination of this Agreement, enter into an Alternative Acquisition Agreement with respect to such Superior Proposal (provided, that in the event of any such termination, the Company complies with its obligation to pay the Termination Fee pursuant to Section 8.3(a)).

(e)          Neither the Company Board nor any committee thereof (including the Special Committee) shall be entitled to effect an Adverse Recommendation Change pursuant to Section 6.4(d) unless (i) the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent and Merger Sub that the Company intends to take such action, specifying in reasonable detail the reasons therefor and describing the material terms and conditions of, and attaching a complete copy of, the Superior Proposal that is the basis of such action (it being understood that such material terms shall include the identity of the Third Party), (ii) during the five (5) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of the five (5) Business Day period, the Company Board (acting upon the unanimous recommendation of the Special Committee) shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal, and the Company shall be required to comply again with the requirements of this Section 6.4(e); provided, however, that references to the five (5) Business Day period above shall then be deemed to be references to a three (3) Business Day period.

(f)          Nothing contained in this Section 6.4 or elsewhere in this Agreement shall prohibit the Company or the Company Board (acting upon the unanimous recommendation of the Special Committee), directly or indirectly through its Representatives, from disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the 1934 Act or making any disclosure to its shareholders if the Company Board (acting upon the unanimous recommendation of the Special Committee) has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable Law; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the 1934 Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Company Recommendation to the Company’s shareholders in favor of the Merger shall be deemed to be an Adverse Recommendation Change.

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(g)          The Company shall, and shall cause its Subsidiaries, and its and their officers and directors, managers or equivalent, and other Representatives to (i) immediately cease any existing discussions, negotiations or communications with any Person conducted heretofore with respect to any Acquisition Proposal and (ii) take such action as is necessary to enforce any confidentiality provisions to which any Company Entity is a party or of which any Company Entity is a beneficiary. The Company shall use its reasonable best efforts to cause all Third Parties who have been furnished confidential information regarding any Company Entity in connection with the solicitation of or discussions regarding an Acquisition Proposal within the six (6) months prior to the date of this Agreement to promptly return or destroy such information.

(h)          For purposes of this Agreement:

(i)          “Acquisition Proposal” means any proposal, offer, inquiry or expression of interest from any Third Party to engage in, whether in one transaction or a series of related transactions, (A) any merger, consolidation, share exchange, business combination or similar transaction involving any Company Entity, (B) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of any Company Entity representing twenty percent (20%) or more of the consolidated assets of the Company Entities, taken as a whole as determined on a book-value basis, (C) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of the Company, (D) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company, (E) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a Third Party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company or (F) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

(ii)         “Superior Proposal” means a bona fide written Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a Third Party on terms that the Company Board (acting upon the unanimous recommendation of the Special Committee) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes to the financial terms of this Agreement proposed by Parent and Merger Sub in response to such proposal or otherwise, to be (A) more favorable to the Company and the Company’s shareholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement (including the Contingent Value Rights and the Tax Refund), (B) fully financed and (C) reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

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Section 6.5           Appropriate Action; Consents; Filings.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, the Company and each of the Parent Entities shall and shall cause the other Company Entities and the other Parent Entities, respectively, to use its or their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including the Continuing Membership Application of Securities Corp) and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including promptly responding to all requests by a Governmental Authority or other Person for additional information in support of any such filing or request for approval or waiver), and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Without limitation to the foregoing, within 14 days of the execution of this Agreement, the Company will prepare and file Securities Corp’s Continuing Membership Application with FINRA pursuant to FINRA (NASD) Rule 1017 in connection with the Merger and the other transactions contemplated hereby.

(b)          In connection with and without limiting the foregoing, each of the Parent Entities and the Company shall give (or shall cause the other Parent Entities or the other Company Entities, respectively, to give) any notices to third parties, and each of the Parent Entities and the Company shall use, and cause each of their respective Affiliates to use, its or their reasonable best efforts to obtain any third party consents not covered by Section 6.5(a) that are necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties hereto shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

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(c)          Without limiting the generality of Section 6.5(a) and (b), the Company will use its reasonable best efforts to obtain the consents and approvals required under the Investment Advisers Act and other applicable Law (including the SEC’s interpretive guidance thereof) to effect the assignment or continuation of the Advisory Contracts following the Closing. If consent of a Client in relation to an Advisory Contract is required under the Investment Advisers Act, other applicable Law or by such Advisory Contract as a result of the transactions contemplated by this Agreement, as soon as reasonably practicable following the date of this Agreement (but in no event later than 30 days after the date of this Agreement), the Company shall send a written notice, substantially in the form attached hereto as Exhibit B (the “Initial Negative Consent Notice”). Within 30 days of sending the Initial Negative Consent Notice, the Company shall send a written notice to Clients that received the Initial Negative Consent Notice reminding each such Client of each of the matters set forth in the Initial Negative Consent Notice.

(d)          Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger, none of the parties hereto, any of the other Company Entities or any of the other Parent Entities, or any of the their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person (unless expressly required by a written agreement that was entered into prior to the date hereof with such Person). The parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

Section 6.6           Notification of Certain Matters; Transaction Litigation.

(a)          The Company shall give prompt notice to the Parent Entities, and the Parent Entities shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b)          The Company shall give prompt notice to the Parent Entities, and the Parent Entities shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Without limiting the foregoing, the Company shall give prompt notice to the Parent Entities, and the Parent Entities shall give prompt notice to the Company, if, to the knowledge of such party, the occurrence of any state of facts, change, development, event or condition would cause, or reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company or the Parent Entities to provide such prompt notice under this Section 6.6(b) shall not constitute a breach of this covenant for purposes of Section 7.2(b) or Section 7.3(b).

(c)          The Company agrees to give prompt written notice to Parent upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Company Entities, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(d)          Parent agrees to give prompt written notice to the Company upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Parent Entities, which could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)          The Company shall give prompt notice to the Parent Entities, and the Parent Entities shall give prompt notice to the Company, of any Action commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of the other Company Entities or the other Parent Entities, respectively, which relate to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company shall give the Parent Entities the opportunity to reasonably participate in the defense and settlement of any shareholder litigation against the Company and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Parent Entities shall give the Company the opportunity to reasonably participate in the defense and settlement of any shareholder litigation against the Parent Entities and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.7           Public Announcements. The parties hereto shall, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or make any such public statement or filing prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order, FINRA or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any party hereto. Subject to the foregoing sentence, if for any reason it is not practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby, then the party making such statement shall not make a statement that is inconsistent with its previous public statements or filings to which the other party had previously consented; provided, further, that such consultation and consent shall not be required with respect to any release, filing, communication or announcement specifically permitted by Section 6.4 or Section 6.12.

Section 6.8           Directors’ and Officers’ Indemnification and Insurance.

(a)          From and after the Effective Time, the Surviving Entity shall provide exculpation, indemnification and advancement of expenses for each Indemnitee, with respect to actions or omissions prior to the Effective Time, which is at least as favorable in scope and amount to such Indemnitee as the exculpation, indemnification and advancement of expenses provided to such Indemnitee immediately prior to the Effective Time in the Articles and bylaws of the Company, as in effect on the date of this Agreement.

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(b)          Without limiting the provisions of Section 6.8(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Entity shall: (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as an officer or director of any Company Entity, or (y) this Agreement, the CVR Agreement, the Voting Agreement or any of the transactions contemplated hereby, including the Merger; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnitee in connection with enforcing any rights with respect to indemnification) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, Parent and the Surviving Entity (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (ii) shall not have any obligation hereunder to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(c)          Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time to, obtain an extension of the coverage afforded by the Company’s existing directors’ and officers’ liability insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from one or more reputable insurance carriers with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies and with limits of liability that are no lower than the limits on the Company’s existing policies as long as the annual premium in the aggregate does not exceed in any one year two hundred percent (225%) of the annual aggregate premium(s) paid most recently by the Company (which aggregate premiums are hereby represented and warranted by the Company to be $33,632); provided, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. The availability of D&O Insurance under this Section 6.8(c) shall not affect the indemnification obligations under Section 6.8(b).

(d)          The Indemnitees to whom this Section 6.8 applies are intended to be third-party beneficiaries of this Section 6.8. The provisions of this Section 6.8 are intended to be for the benefit of each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives.

(e)          In the event that Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.8. Parent shall guarantee the performance by the Surviving Entity of its obligations under Section 6.8(a) and (b).

Section 6.9           Section 16 Matters. Assuming that the Company delivers to Parent, in a timely fashion prior to the Effective Time, all requisite information necessary for Parent and Merger Sub to take the actions contemplated by this Section 6.9, the Company, Parent and Merger Sub each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the 1934 Act, and (b) any acquisitions of Parent Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Parent are exempt under Rule 16b-3 promulgated under the 1934 Act.

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Section 6.10         Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.11         Termination of Company Stock Option Plans; Exercise Price Amount. Unless otherwise notified by Parent in writing, prior to the Effective Time, the Company shall take or cause to be taken any and all actions necessary or appropriate to terminate the Company Stock Plans effective no later than immediately prior to the Effective Time (provided that all Company Options outstanding as of immediately prior to the Effective Time shall remain outstanding in accordance with and subject to the terms of this Agreement). The Company covenants and agrees that (a) the full of amount of all payments actually made to the Company between the date hereof and the Closing on account of the exercise price of any Company Options or Company Warrants (other than in respect of any such Company Options or Company Warrants expiring after the date hereof and on or before December 31, 2013) by the holders thereof (collectively, the “Exercise Price Amount”) shall be retained (and shall not, except as provided in Section 3.14, without Parent’s prior written consent, be encumbered, distributed or otherwise paid out) by it, (b) in connection with any such exercises (other than any exercises effected through the mechanism of “net” exercise and/or “net” withholding, including through a broker transaction), the Company shall accept only payments in cash by the holders of such Company Options or Company Warrants and (c) the Company shall keep Parent informed on a reasonably current basis (and inform Parent promptly upon request) of all such deposits and the Exercise Price Amount’s balance; provided, however, that the Exercise Price Amount shall not include any payments made to the Company during such period by or on behalf of holders of Company Options or Company Warrants in order to satisfy the Company’s tax withholding obligations in respect of exercises by such holders of such Company Options or Company Warrants, which amounts shall be paid by the Company to the appropriate Taxing Authorities.

Section 6.12         Financing and Financial Statement Cooperation. Prior to the Effective Time, the Company shall, and shall cause the other Company Entities to, if applicable, reasonably cooperate with the Parent Entities and their lenders in connection with the efforts of the Parent Entities (if any) to obtain debt financing for (in whole or part) satisfying Parent’s obligations to pay the Cash Consideration and any other amounts due by the Parent Entities hereunder (it being understood that the ability of any Parent Entity to obtain financing shall not be a condition of Closing hereunder for Parent or Merger Sub). The Company shall, and shall cause its Subsidiaries to, cooperate with Parent in a timely manner as reasonably requested by Parent (and at Parent’s sole expense) in connection with (a) Parent’s preparation of historical financial statements and pro forma financial information involving the Company Entities pursuant to Regulation S-X under the 1933 Act, and (b) the timely filing of any other financial statements and pro forma financial information with the SEC under the 1933 Act or the 1934 Act and for any securities offerings by Parent or its Affiliates for which such financial information is required under applicable Law (in Parent’s reasonable judgment), in each case including (i) permitting Parent to use any audited or unaudited financial statements of the Company Entities available, (ii) facilitating the delivery from the Company’s or Parent's independent public accountants, as applicable, of relevant comfort letters necessary or advisable in connection with the foregoing, (iii) facilitating the delivery from the Company’s independent public accountants of relevant consent letters necessary in connection with the foregoing and (iv) if any requested financial statements are not available, assisting Parent and its independent public accountants in the preparation of such financial statements.

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Section 6.13         Employee Matters. For purposes of vesting, eligibility to participate and calculation of vacation and sick leave under the employee benefits plans of Parent and/or the Surviving Entity covering a current employee of the Company and/or its Subsidiaries that continues to be employed by Parent and/or the Surviving Entity following the Effective Time (a “Continuing Employee”), after the Effective Time, each Continuing Employee shall be credited with his or her years of service with the Company and/or its Subsidiaries before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time. For the calendar year in which the Effective Time occurs, Parent and the Surviving Entity shall allow each Continuing Employee to utilize his or her earned and unused vacation as of the Effective Time during the remainder of such calendar year subject to scheduling and subject to any requirements of applicable Law.

Section 6.14         Takeover Laws. The Company shall use its reasonable best efforts to ensure that (a) no provision or restriction of the type described in Section 4.27 is or becomes applicable to this Agreement, the Merger, the Voting Agreement or any of the other agreements or transactions contemplated hereby or thereby, and (b) if any such provision or restriction is or becomes applicable to this Agreement, the Voting Agreement or any of the other agreements or transactions contemplated hereby or thereby, use its reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable consistent with applicable Law and on the terms contemplated by this Agreement and otherwise to minimize the effect of such restriction with respect to this Agreement, the Merger, the Voting Agreement and the other agreements and transactions contemplated hereby and thereby.

Section 6.15         CVR Agreement. At or prior to the Closing, Parent will execute and deliver, and shall use reasonable best efforts to cause the Rights Agent to execute and deliver, the CVR Agreement, subject only to any reasonable revisions to the CVR Agreement that are required by the Rights Agent and that do not otherwise adversely affect the economic rights of the holders thereof. Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement attached hereto as Exhibit A, as necessary to ensure that any Contingent Value Right is not subject to registration under the 1933 Act, the 1934 Act or any applicable state securities or “blue sky” laws; provided, that any such changes shall not alter or modify the economic terms of the Merger and the Aggregate Merger Consideration.

Section 6.16         Tax Refunds. The parties to this Agreement understand and agree that (a) the exercise of any 2000 Plan Company Options, 2006 Plan Company Options or Company Warrants prior to or in connection with the consummation of the Merger and the treatment of all other 2000 Plan Company Options, 2006 Plan Company Options, Company Deferred Stock and Company Warrants in accordance with Section 3.9 of this Agreement may result in a deduction (the “Compensation Deduction”) to the Company in connection with its U.S. federal income Tax Return for its short taxable year ending on the Closing Date (the “Final Tax Year”), (b) the Compensation Deduction may result in the Company having a net operating loss (“NOL”) with respect to its Final Tax Year, and (c) any such NOL is an asset of the Company that is not being acquired by Parent, Merger Sub and/or the Surviving Entity in connection with the transactions contemplated by this Agreement.  The Surviving Entity, as successor in interest to the Company, and Parent agree to timely file, or cause to be timely filed, the U.S. federal income Tax Return of the Company for its Final Tax Year, and, to the extent such Tax Return results in a valid NOL, timely file, or cause to be timely filed, the appropriate Tax Returns necessary to carry such NOL back to the Company’s prior tax years as permitted in accordance with Section 172(b)(1)(A)(i) of the Code in order to obtain a refund of Taxes (the “Tax Refund”), if any.  The Tax Returns referred to in the previous sentence shall be prepared (by Moore Stevens, if willing and available at reasonable terms) in manner consistent with past practices of the Company except as required by Law; provided, that no position shall be taken on any such Tax Return, or shall have been taken on any Tax Return for a tax year to which the NOL is carried back, unless there is (or was, as applicable) at least “substantial authority” (within the meaning of Section 6662 of the Code) for such position.  Any Tax Refund is for the benefit of the Company, and is an asset of the Company that is not being acquired by Parent, Merger Sub and/or the Surviving Entity in connection with the transactions contemplated by this Agreement, and it is the intention of the parties hereto that the Tax Refund (after deducting therefrom the amount of any Negative Payment Amount (as defined in the CVR Agreement)) shall be paid to the Holders (as defined in the CVR Agreement) of Contingent Value Rights on a pro rata basis.  Parent and the Surviving Entity agree to facilitate the payment of the Tax Refund (minus any Negative Payment Amount), if any, on behalf of the Company, to the Persons entitled to the Tax Refund in accordance with this Section 6.16 as soon as reasonably practicable after the receipt of the Tax Refund by Parent or the Surviving Entity.  Notwithstanding anything in this Section 6.16 to the contrary, in no event shall a payment of the Tax Refund be made, and neither Parent nor the Surviving Entity shall be liable or responsible for or in respect of any such payment to any Person, after the fifth anniversary of the Closing Date.

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ARTICLE VII

CONDITIONS

Section 7.1           Conditions to the Obligations of Each Party. The respective obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties, at or prior to the Effective Time, of the following conditions:

(a)          Shareholder Approval. The Shareholder Approval shall have been obtained.

(b)          No Restraints. No Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction shall be in effect that prohibits, makes illegal, enjoins, or otherwise restricts, prevents or prohibits the consummation of the transactions contemplated hereby, including the Merger, or otherwise restrains, enjoins, prevents, prohibits or makes illegal the acquisition of some or all of the shares of Company Common Stock by Parent.

(c)          Form S-4. The Form S-4 shall have been declared effective by the SEC under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC that have not been withdrawn.

(d)          NYSE Listing of Parent Shares. The shares of Parent Common Stock issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e)          FINRA. FINRA shall have delivered to Securities Corp its written approval of Securities Corp’s Continuing Membership Application pursuant to FINRA (NASD) Rule 1017 in connection with the Merger and the other transactions contemplated hereby.

Section 7.2           Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

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(a)          Representations and Warranties. (i) The representations and warranties set forth in Section 4.1 (Organization and Qualification, Organizational Documents), Section 4.2 (Authority), Section 4.5(a)(i) (No Conflicts), Section 4.27 (Takeover Laws), Section 4.28 (Broker Fees) and Section 4.29 (Opinion of Financial Advisor) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth Section 4.3 (Capital Structure) and Section 4.4 (Subsidiaries) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) that, in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii), for any failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) that does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Officers’ Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a), (b), (d), (g) and (h) have been satisfied.

(d)          Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)          FIRPTA. The Company shall have provided to Parent an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code.

(f)           Consents. The Company shall have obtained all consents, authorizations, approvals and releases set forth in Section 7.2(f) of the Company Disclosure Letter.

(g)          Financial Advisors. Financial Advisors of the business that have generated at least 90% of the gross dealer concessions for the Company in the 12 months immediately preceding the date hereof (as listed on Section 7.2(g) of the Company Disclosure Letter) shall be Financial Advisors of the business as of the Closing Date.

(h)          Net Capital Requirements. Securities Corp shall have, as of the Closing Date, sufficient net capital to meet its then current Minimum Net Capital Requirement.

(i)           Dissenting Shares. Dissenting Shares shall constitute less than seven percent (7.0%) of the issued and outstanding shares of Company Common Stock.

(j)           Closing Merger Consideration. The aggregate amount of (i) cash required to be deposited, funded or otherwise paid by Parent or Merger Sub under this Agreement, including pursuant to Section 3.3(a) or Section 3.9(f) or in respect of the Company Expense Amount, shall not exceed the Maximum Cash Amount and (ii) Parent Common Stock required to be deposited by Parent under this Agreement, including pursuant to Section 3.3(a) or Section 3.9(f), shall not exceed the Maximum Stock Amount.

(k)          Exercise Price Amount. The Company shall have deposited with the Exchange Agent the Exercise Price Amount in accordance with Section 3.3(b).

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(l)            Employment Agreements. The Employment Agreements shall be in full force and effect.

(m)          CVRs. No filings and/or notices shall be required to be made and no consents, registrations, approvals, permits or authorizations shall be required to be obtained under any federal or state securities or “blue sky” laws by the Company, Parent or Merger Sub with respect to any Contingent Value Right.

Section 7.3           Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time (other than any such representations and warranties that are made as of a specific date, which shall be true and correct only on and as of such date), except  for any failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) that does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)          Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by one of its executive officers on behalf of Parent, certifying to the effect that the conditions set forth in Sections 7.3(a), (b) and (e) have been satisfied.

(d)          Contingent Value Rights. Parent and the Rights Agent shall have executed and delivered to each other the CVR Agreement.

(e)          Absence of Parent Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(f)          Deposit of Cash Consideration. Parent shall have deposited, or caused to be deposited, the Parent Deposit Amount; provided, however, that nothing in this Section 7.3(f) or any other provision of this Agreement shall require Parent or Merger Sub to, at or prior to the Closing, deposit, fund or otherwise pay any cash in an amount in excess of the Maximum Cash Amount.

(g)          Employment Agreements. The Employment Agreements shall be in full force and effect; provided, however, that this condition shall be deemed satisfied if the failure of any Employment Agreement to be in full force and effect resulted from any action or omission of any Executive or other employee (as applicable) party thereto.

(h)          Transaction Payment Plan. The Transaction Payment Plan adopted by Merger Sub on the date hereof shall have been ratified by Parent and shall be in full force and effect; provided, however, that this condition shall be deemed satisfied if the failure of the Transaction Payment Plan to be in full force and effect resulted from any action or omission of the Company or any Executive.

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ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1           Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval (except as otherwise expressly noted), as follows:

(a)          by mutual written agreement of each of Parent and the Company; or

(b)          by either Parent or the Company, if:

(i)          the Effective Time shall not have occurred on or before May 30, 2014 (the “Outside Date”); provided, however, the Outside Date will automatically be extended to July 31, 2014 if as of May 30, 2014 all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, other than the condition contained in Section 7.1(e);

(ii)         any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such to perform any of its obligations under this Agreement, including pursuant to Section 6.5; or

(iii)        the Shareholder Approval shall not have been obtained at the Shareholder Meeting (including any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company if the failure to obtain such Shareholder Approval was primarily due to the Company’s failure to perform any of its obligations under this Agreement; or

(c)          by the Company:

(i)          if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by Parent within twenty (20) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied;

(ii)         at any time prior to the receipt of the Shareholder Approval in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.4(d); provided, that (A) the Company is in compliance in all material respects with the provisions of Section 6.4 and (B) the Company shall concurrently with such termination pay the Termination Payment in accordance with Section 8.3; or

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(iii)        if (A) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing and which would be capable of being satisfied if there were a Closing in accordance with Section 2.2), (B) the Company has irrevocably confirmed by written notice to Parent (1) that all conditions set forth in Section 7.1 have been satisfied and (2) that all conditions set forth in Section 7.3 have been satisfied or that the Company (to the extent such waiver is permissible under this Agreement and applicable Law) is waiving any unsatisfied conditions set forth in Section 7.3 and is prepared to consummate the Closing, (C) the Company is ready, willing and able to consummate the Merger, and (D) Parent and Merger Sub shall have failed to deposit (or cause to be deposited) the Parent Deposit Amount within five (5) Business Days after the later of (x) receipt by Parent of such Company notice and (y) the date the Closing should have occurred pursuant to Section 2.2; or

(d)          by Parent, if:

(i)          the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company within twenty (20) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub are then in material breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied; or

(ii)         (x) the Company Board shall have made an Adverse Recommendation Change, (y) the Company shall have materially or willfully breached any of its obligations under Section 6.4 or (z) the Company enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.4).

Section 8.2           Effect of Termination. In the event that this Agreement is terminated and the Merger and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties (other than in the case of Section 8.1(a)), specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the Company’s Subsidiaries, Parent’s Subsidiaries or any of the Company’s or Parent’s respective Affiliates and Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination (other than a termination pursuant to Section 8.1(c)(iii)) shall relieve any party hereto of any liability or damages resulting from or arising out of any fraud; and (b) the Confidentiality Agreement (but only to the extent not in conflict with or otherwise inconsistent with the provisions of this Agreement), this Section 8.2, Section 8.3, Section 8.4, Section 8.7, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

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Section 8.3           Termination Fee.

(a)          If, but only if, the Agreement is terminated:

(i)          by either the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i), in any such case if the Company (x) receives or has received an Acquisition Proposal, which proposal has been publicly announced after the date of this Agreement and (y) within ten (10) months of the termination of this Agreement, consummates a transaction regarding, or executes a binding or definitive agreement which is later consummated with respect to, any Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent a fee equal to $1,400,000 (the “Termination Fee”) plus, if not previously paid pursuant to Section 8.3(a)(ii) below, the Expense Amount, by wire transfer of same day funds to an account designated by Parent, not later than the consummation of such transaction arising from any such Acquisition Proposal; provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii)         by either the Company or Parent pursuant to Section 8.1(b)(iii), then the Company shall pay, or cause to be paid, to Parent the Expense Amount (by wire transfer to an account designated by Parent) within two (2) Business Days of such termination; or

(iii)        by the Company pursuant to Section 8.1(c)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Parent, as a condition to the effectiveness of such termination; or

(iv)        by Parent pursuant to Section 8.1(d)(ii) , then the Company shall pay, or cause to be paid, to Parent the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination; or

(v)         by the Company pursuant to Section 8.1(c)(iii), then Parent shall pay or cause to be paid to the Company a fee equal to $1,000,000 (the “Reverse Termination Fee”) within two (2) Business Days after the date of such termination.

(b)          Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that:

(i)          under no circumstances shall (A) the Company be required to pay the Termination Fee or the Expense Amount, as applicable, and (B) Parent be required to pay the Reverse Termination Fee, in each case, earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from the party entitled to payment; and

(ii)         under no circumstances shall the Company be required to pay the Termination Fee or Expense Amount, as applicable, on more than one occasion, nor shall Parent be required to pay the Reverse Termination Fee on more than one occasion.

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(c)          Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Termination Payment nor the Reverse Termination Fee is a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, the Company or Parent commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, the Company or Parent, as applicable, shall pay the other party the costs and expenses of such other party in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 8.4           Limitation of Liability.

(a)          Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees that, in the event that the Termination Payment shall become payable pursuant to Section 8.3(a) and Parent shall receive full payment thereof pursuant to Section 8.3(a), together with any amounts, if any, payable to Parent pursuant to Section 8.3(c), the right to receive the Termination Payment) shall constitute each of Parent’s and Merger Sub’s, and each of their Affiliates’ and Representatives, sole and exclusive remedy (other than in connection with fraud, for which all applicable legal and equitable remedies shall be available to the Parent, Merger Sub and such other Persons) against the Company and its Subsidiaries in respect of this Agreement (it being understood and agreed that, if the Expense Amount has been paid in accordance with Section 8.3(a)(ii), Parent and Merger Sub shall retain the right to receive the Termination Fee in accordance with and subject to the provisions of Section 8.3(a)(i)).

(b)          The Company acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, or any agreement referred to herein or executed in connection herewith, in the event that Parent and/or Merger Sub fails to deposit the Parent Deposit Amount (or cause the same to be deposited) in accordance with Sections 3.3(a)(ii) and 3.9(f), then:

(i)          the Company’s right to receive, if due, the Reverse Termination Fee from Parent pursuant to Section 8.3(a)(v), together with any amounts, if any, payable to the Company pursuant to Section 8.3(c), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any of the Company, its Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, stockholder, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Parties”), whether or not the Company shall have terminated this Agreement in accordance with Section 8.1, for (and all other remedies shall be deemed waived in respect of) any damages (whether at law, in equity, in contract, in tort or otherwise) against Parent, its Subsidiaries (including Merger Sub) and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, stockholder, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Parent Parties”) in respect of this Agreement, any agreement referred to herein or executed in connection herewith, the transactions contemplated hereby and thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, including for any loss or damages suffered by any Company Party as a result of the termination of this Agreement or the failure of the Merger to be consummated or for Parent’s or Merger Sub’s breach of or failure to perform under this Agreement or any such other agreement (whether willfully, intentionally, unintentionally or otherwise); and

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(ii)         in such circumstances when the Reverse Termination Fee is due and payable hereunder by Parent, upon payment of such Reverse Termination Fee, (A) no Parent Party shall have any further liability or obligation to any Company Party relating to or arising out of this Agreement, any agreement referred to herein or executed in connection herewith or the transactions contemplated hereby and thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, (B) no Company Party shall be entitled to bring or maintain any Action against any Parent Party relating to or arising out of or in connection with this Agreement, any agreement referred to herein or executed in connection herewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) the Company shall use its commercially reasonable efforts to cause any Action pending in connection with this Agreement, any agreement referred to herein or executed in connection herewith or any of the transactions contemplated hereby or thereby, to the extent maintained by any Company Party against any Parent Party to be dismissed with prejudice concurrently with or promptly following the payment of the Reverse Termination Fee.

(c)          The parties further acknowledge and agree that the foregoing clause (b) is intended to mean that, in the event of a failure by Parent and/or Merger Sub to deposit the Parent Deposit Amount (or cause the same to be deposited) in accordance with Sections 3.3(a)(ii) and 3.9(f), (i) no Company Party can seek damages from any Parent Party except upon termination of this Agreement and pursuant to the liquidated damages provisions described in Section 8.3(a)(v) and pursuant to Section 8.3(c) and (ii) no Company Party shall be entitled to receive a grant of specific performance of Parent’s and/or Merger Sub’s obligation to deposit the Exchange Fund (or cause the same to be deposited) with the Exchange Agent. If, notwithstanding the parties’ intent, a court determines to award damages, the Company agrees that (i) the amount of the Reverse Termination Fee, together with the amounts, if any, payable to the Company pursuant to Section 8.3(c), are intended to serve as a cap on the maximum aggregate liability of Parent, Merger Sub and any other Parent Party under this Agreement and any agreement referred to herein or executed in connection herewith for any loss or damages suffered by any Company Party as a result of the termination of this Agreement or the failure of the Merger to be consummated or for Parent’s or Merger Sub’s breach of or failure to perform under this Agreement or any such other agreement (whether willfully, intentionally, unintentionally or otherwise).

Section 8.5           Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of the Shareholder Approval and prior to the Effective Time; provided, however, that after the Shareholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the shareholders of the Company or Parent without such further approval of such shareholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.6           Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.5, waive compliance with any agreement or condition contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

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Section 8.7           Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that the Company and Parent shall share equally all out-of-pocket fees and expenses related to the printing and filing of the Form S-4, the printing, filing and distribution of the Proxy Statement/Prospectus and any Continuing Membership Application pursuant to FINRA (NASD) Rule 1017, in each case, other than attorneys’ and accountants’ fees.

Section 8.8           Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Stock, all Transfer Taxes.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1           Non-Survival of Representations and Warranties. None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the earlier of (a) the Effective Time or (b) termination of this Agreement (except, in the case of termination, as set forth in Section 8.2), and after such time there shall be no liability in respect thereof (except, in the case of termination, as set forth in Section 8.2). This Section 9.1 does not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or the termination of this Agreement. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.2           Notices. Except for any notice that is specifically required by the terms of this Agreement to be delivered orally, any notice, request, claim, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative; (b) if sent by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment, when transmitted (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day); (c) if sent by reliable overnight delivery service (such as DHL or Federal Express) with proof of service, upon receipt of proof of delivery; and (d) if sent by certified or registered mail (return receipt requested and first-class postage prepaid), upon receipt; provided, in each case, such notice, request, claim, demand or other communication is addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

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if to Parent or Merger Sub:

RCS Capital Corporation

405 Park Ave, 15th Floor

New York, NY 10022

Phone: (866) 904-2988

Fax: (646) 861-7743

Attn: Ryan Tooley, Assistant General Counsel

with a mandatory copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Phone: (212) 969-4406

Fax: (212) 969-2900

Attn:    James Gerkis, Esq.

Lorenzo Borgogni, Esq.

if to the Company:

Summit Financial Services Group, Inc.

595 South Federal Highway, Suite 500

Boca Raton, Florida 33432

Phone: (561) 338-2800

Fax: (561) 338-2801

Attn: Marshall Leeds

with a mandatory copy (which shall not constitute notice) to:

Akerman LLP

One Southeast Third Avenue, 25th Floor

Miami, FL 33131

Phone: (305) 374-5600

Fax: (305) 374-5095

Attn: Alan Aronson, Esq.

if to the Special Committee:

Special Committee Chairman

c/o Summit Financial Services Group, Inc.

595 South Federal Highway, Suite 500

Boca Raton, Florida 33432

Phone: (305) 378-5001

Fax: (305) 378-5003

Attn: Paul D. DeStefanis

with a mandatory copy (which shall not constitute notice) to:

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Carney Stanton P.L.

4000 Ponce De Leon Boulevard, Suite 470

Coral Gables, Florida 33146

Phone: (305) 777-0261

Fax: (786) 513-3954

Attn: Walter J. Stanton III, Esq.

Section 9.3           Interpretation; Certain Definitions. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. When a reference is made in this Agreement to an Article, Section, Appendix, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. Defined terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America (unless otherwise expressly provided herein).

Section 9.4           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect promptly the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.5           Assignment; Delegation. Other than to the Surviving Entity, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that the Parent and Merger Sub may assign this Agreement or any portion of their respective rights or obligations hereunder to one or more of their respective Affiliates (other than any such Affiliate that is a registered Broker-Dealer), provided that, no such assignment shall relieve Parent or Merger Sub of any of their respective obligations hereunder.

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Section 9.6           Entire Agreement. This Agreement (including the Schedules, Exhibits, Annexes, Appendices and other attachments hereto) constitutes, together with the Confidentiality Agreement, the CVR Agreement and the Voting Agreement, the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.7           No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for the provisions of Section 6.8 (from and after the Effective Time), which shall be to the benefit of the parties referred to in such section, and Section 8.4 (with respect to the Company Parties and the Parent Parties). The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.6 without notice or liability to any other Person. As the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8           Specific Performance.

(a)          The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that, unless the Agreement has been terminated pursuant to and in accordance with Article VIII, and subject to Section 8.4 and clause (b) below, the parties (i) shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity; (ii) agree that they will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity; and (iii) shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)          Notwithstanding the foregoing and anything in this Agreement or in any other agreement referred to herein or executed in connection herewith to the contrary, the parties hereby acknowledge and agree that the Company shall not be entitled to cause Parent and/or Merger Sub to deposit the Parent Deposit Amount in accordance with Sections 3.3(a)(ii) and 3.9(f) in order to cause Parent and/or Merger Sub to effect the Closing in accordance with Section 2.2.

Section 9.9           Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

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Section 9.10         Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, in each case, except to the extent that the authorization, effectiveness or effect of the Merger (including regarding the filing of Articles of Merger with, and acceptance of such Articles of Merger for filing by, the Florida Department) are required by statute or public policy to be governed by the Laws of the State of Florida, in which case the internal Laws of the State of Florida shall govern and apply, but only as to such matters and to the limited extent necessary to comply with and cause the Merger to be effective under the Laws of the State of Florida.

Section 9.11         Consent to Jurisdiction.

(a)          Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of New Castle County in the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware (the “DE Courts”), for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any DE Court.

(b)          Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 9.2 and nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the DE Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such DE Court and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the DE Courts. Each of party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.13         Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and signed by or on behalf of such party.

[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SUMMIT FINANCIAL SERVICES GROUP, INC.

By:	/s/ Marshall Leeds
Name: Marshall Leeds
Title: President

[signature page to merger agreement]

RCS CAPITAL CORPORATION

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: President

[signature page to merger agreement]

DOLPHIN ACQUISITION, LLC

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: President

[signature page to merger agreement]

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [________], 2014 (this “Agreement”), is entered into by and between RCS Capital Corporation, a Delaware corporation (“Parent”), and [_________], a [_________], as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, Parent, Dolphin Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Summit Financial Services Group, Inc., a Florida corporation (the “Company”), entered into an Agreement and Plan of Merger dated as of November __, 2013 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which, among other things (a) the Company merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of Parent and (b) Parent agreed to issue to (i) holders of shares of Company Common Stock (including any such shares issued upon actual exercise (whether for cash or on a net exercise basis pursuant to the last sentence of Section 3.9(e) of the Merger Agreement) of Company Options and Company Warrants) outstanding immediately prior to the Effective Time, as set forth in Section 3.1 of the Merger Agreement, and (ii) holders of 2006 Plan Company Options and Company Deferred Stock, as set forth in Sections 3.9(b) and 3.9(c), respectively, of the Merger Agreement, contingent value rights (the “Contingent Value Rights” or “CVRs”) as hereinafter described; and

WHEREAS, capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.           DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1.           Definitions. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least 35% the issued and outstanding Contingent Value Rights.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a resolution or resolutions adopted by the Board of Directors at a duly held meeting or by unanimous written consent in lieu of a meeting.

“CVR Notice” means either the Payment Notice or the Deferred Notice.

“CVR Payment” means either the Payment Amount or the Deferred Amount.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Deferred Amount” means an amount (but not less than zero) equal (a) $500,000, minus (b) any Negative Payment Amount, minus (c) the Tax Amount, and minus (d) any amounts remaining unpaid by the Acting Holders under Section 4.3(a) in respect of fees and expenses of the Independent Accountant (and, with respect to each Contingent Value Right, the pro rata share for each such CVR of the Deferred Amount as so determined).

“Deferred Notice” has the meaning set forth in Section 2.4(b).

“Disputed Items” has the meaning set forth in Section 4.3(a).

“Dispute Notice” has the meaning set forth in Section 4.3(a).

“Dispute Period” has the meaning set forth in Section 4.3(a).

“DTC” means The Depository Trust Company or any successor thereto.

“EBITDA” means, without duplication, (a) the Company’s earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2013, on a consolidated basis, with each such component determined in accordance with GAAP consistently applied, plus (b) to the extent deducted in calculating the amount set forth in clause (a), (i) any amounts not otherwise covered in this definition of EBITDA that are included in the definition of Closing Expense Amounts, (ii) any Recruiting Amounts, and (iii) any Exercise Expense Amounts; provided, however, that if EBITDA is equal to or greater than the EBITDA Target, then EBITDA shall mean $6,000,000.

“EBITDA Target” means $6,000,000.

“Exercise Expense Amounts” means the Company’s share of any employment taxes, including the Medicare portion of the Federal Insurance Contributions Act (FICA), payable as a result of (a) the exercise of Company Options or Company Warrants during the period between the date of the Merger Agreement and the Effective Time or (b) the delivery of shares of Company Common Stock upon vesting of Company Deferred Stock at the Effective Time; provided, however, that the foregoing shall be reduced by the amount that would have otherwise been paid to any Taxing Authority for the year in which the expense was incurred but was or would not be due because of the income from the exercise of Company Options or Company Warrants or vesting of Company Deferred Stock, assuming that the level of earnings of each employee of the Company in the year in which the Closing occurs from other compensation was the same as in the immediately preceding year.

“Holdback Amount” means $4,500,000.

“Holder” means a Person in whose name a Contingent Value Right is registered in the CVR Register at the applicable time (it being understood that, as of the date hereof, each Person to which or whom a CVR is issued pursuant to Section 3.1 or Section 3.9 of the Merger Agreement, shall be a Holder for purposes of this Agreement).

“Independent Accountant” means, in order of preference, the independent certified public accounting firms listed below; provided, however, that, if the firm listed first is not available or is unwilling to provide its services, then the next listed firm will be the Independent Accountant, and so on; provided, further, however, that, if the firm listed last is not available or is unwilling to provide its services, then the Independent Accountant shall be an independent certified public accounting firm designated by the President of the American Arbitration Association upon the written request of either Parent or the Acting Holders (with a copy to the other party). Firms in order of preference: (1) BDO Seidman; (2) Grant Thornton; (3) McGladrey; (4) PricewaterhouseCoopers; (5) KPMG; (6) Ernst & Young; and (7) Deloitte.

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“Negative Payment Amount” means the Payment Amount if a negative number.

“Net Capital” means the net capital of Securities Corp, as reported on the FOCUS reports filed with FINRA.

“Net Capital Adjustment” means, as of the Effective Time, the difference (be it a positive number or a negative number) between Normalized Net Capital and the Net Capital Target.

“Net Capital Target” means $4,000,000.

“Net Equity” means assets minus liabilities on an unconsolidated basis of the Company.

“Normalized Net Capital” means, as of the Effective Time, without duplication, (a) Net Capital, plus (b) one-half of consolidated prepaid assets of the Company (other than any prepaid commission expense related to unearned investment advisory fees of Securities Corp), as determined in accordance with GAAP consistently applied, plus (c) all unearned investment advisory fees of Securities Corp, plus (d) any Recruiting Amounts, and plus (e) any Net Equity, to the extent not distributed at or prior to the Closing (including pursuant to Sections 3.3(b) or 3.14 of the Merger Agreement).

“Officer’s Certificate” means a certificate signed by an executive officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent Earned Amount” means, without duplication, (a) (i) the difference (but not less than zero) between the sum of Net Capital and all unearned investment advisory fees of Securities Corp as of February 28, 2014 and as of the date of the Merger Agreement, plus (ii) any distributions of Net Capital to the Company during the period between the date of the Merger Agreement and February 28, 2014, plus (b) (i) one-half of the difference (but not less than zero) between the sum of Net Capital and all unearned investment advisory fees of Securities Corp as of the Effective Time and as of February 28, 2014, plus (ii) any distributions of Net Capital to the Company during the period between February 28, 2014 and the Effective Time.

“Payment Amount” means, without duplication, an amount, without interest, equal to (a) the Holdback Amount, plus (b) the Net Capital Adjustment, if a positive number, minus (c) the Net Capital Adjustment, if a negative number, minus (d) the Revenue/EBITDA Adjustment Amount, if any, minus (e) the Parent Earned Amount, and minus (f) any portion of the Closing Expense Amount that remains unpaid as of the Effective Time (except to the extent such portion has been taken into account in the calculation of Net Equity) (and, with respect to each Contingent Value Right, the pro rata share for each such CVR of the Payment Amount as so determined). A sample calculation of the Payment Amount is set forth in Schedule I to this Agreement.

“Payment Notice” has the meaning set forth in Section 2.4(a).

“Payment Shortfall” has the meaning set forth in Section 4.3(b).

“Permitted Transfer” means a transfer of Contingent Value Rights solely (a) upon death of a Holder by will or intestacy, (b) pursuant to an order of a court of competent jurisdiction, (c) by operation of Law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or winding up of any corporation, limited liability company, partnership or other entity, or (d) to Parent or its Affiliates.

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“Permitted Transferee” means a Person who receives a Contingent Value Right pursuant to a Permitted Transfer and otherwise in accordance with this Agreement.

“Recruiting Amounts” means any amounts related to any costs incurred by the Company outside of the ordinary course of business consistent with past practice between the date of the Merger Agreement and the date hereof, but only to the extent such costs had previously been approved in writing by Parent; it being understood, however, that such approval shall be deemed to have been given if Parent does not respond to the Company’s written request for such approval (which request may be made via email to the addresses set forth in Schedule II to this Agreement) within one Business Day of Parent’s receipt of such written request.

“Revenue” means the Company’s revenue for the fiscal year ending December 31, 2013, on a consolidated basis, as determined in accordance with GAAP consistently applied; provided, however, that if Revenue is equal to or greater than the Revenue Target, then Revenue shall mean $80,750,000.

“Revenue/EBITDA Adjustment Amount” means the amount (expressed as a positive number) resulting from the application of the following formula:

{[1 - (Revenue / Revenue Target)] x $[24,500,000]} + {[1 - (EBITDA / EBITDA Target)] x $[24,500,000]}

; it being understood, however, that, if both (a) Revenue is equal to or greater than the Revenue Target and (b) EBITDA is equal to or greater than the EBITDA Target, then the Revenue/EBITDA Adjustment Amount shall be zero.

“Revenue Target” means $80,750,000.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Tax Amount” means any additional withholding payments and all penalties and interest paid to any Taxing Authority with regard to any fiscal year of the Company prior to the Effective Time, including the Final Tax Year, with respect to, directly or indirectly, any employment agreement to which the Company is a party.

“Unaudited Deferred Amount” has the meaning set forth in Section 4.3(d).

1.2.           Rules of Construction. Except as otherwise expressly provided, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, and (d) whenever the context requires, singular terms shall include the plural, and vice versa, and any gender (feminine, masculine or neuter) shall include any other gender, and (e) all references to Dollars or “$” refer to United States dollars.

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2.           CONTINGENT VALUE RIGHTS

2.1.         Contingent Value Rights. The Contingent Value Rights issued pursuant to the Merger Agreement represent the rights of the Holders to receive the CVR Payments (if any) at the time and in the manner set forth in the Merger Agreement and this Agreement.

2.2.         Nontransferable; Expiration. The Contingent Value Rights may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of, in whole or in part, other than to a Permitted Transferee. Any purported transfer of a Contingent Value Right to anyone other than a Permitted Transferee shall be null and void ab initio.

2.3.         No Certificate; Registration; Registration of Transfer; Change of Address.

(a)           The Contingent Value Rights will not be evidenced by a certificate or other instrument.

(b)           The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of Contingent Value Rights and (ii) registering Contingent Value Rights and transfers thereof as herein provided. The CVR Register shall set forth the name and address of each Holder, and the number of Contingent Value Rights held by such Holder and Tax Identification Number of each Holder; provided, however, that the CVR Register will initially show one position for Cede & Co. representing all the shares of Company Common Stock held by DTC on behalf of the street holders of shares of Company Common Stock held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to street name holders with respect to transfers of Contingent Value Rights. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of shares of Company Common Stock by sending one lump sum payment to DTC. The Rights Agent will have no responsibility whatsoever with regard to the distribution of payments by DTC to such street name holders. Parent may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights Agent. Within two Business Days after receipt of such request, the Rights Agent shall deliver a copy of the CVR Register, as then in effect, to Parent at the address set forth in Section 6.1.

(c)           Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a Contingent Value Right must be in writing and accompanied by a written instrument(s) of transfer and other requested documentation in form reasonably satisfactory to Parent and the Rights Agent, duly executed by the Holder thereof, the Holder’s attorney-in-fact duly authorized in writing, or the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the Permitted Transfer (and any other information as may be reasonably requested by Parent or the Rights Agent, including opinions of counsel, if appropriate). Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument(s) is/are in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the Contingent Value Rights in the CVR Register. Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a Contingent Value Right of applicable taxes or charges unless and until the Rights Agent is reasonably satisfied that all such taxes or charges have been paid. All duly transferred Contingent Value Rights registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a Contingent Value Right will be valid until registered in the CVR Register, and any purported transfer not duly registered in the CVR Register shall be null and void ab initio.

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(d)           A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register.

2.4.         Payment Procedures.

(a)           No later than the later of (i) 15 days after the date hereof or (ii) 30 days after the completion of the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2013 (which audit shall be performed by Moore Stephens in a manner substantially consistent with past practice, including with respect to timing thereof), Parent will (i) prepare and deliver to the Rights Agent a notice (the “Payment Notice”) (A) indicating whether a Payment Amount is due to the Holders (or whether there is a Negative Payment Amount) and (B) setting forth the amount of the Payment Amount (or Negative Payment Amount, as applicable) and a reasonable calculation of each component thereof, and (ii) if a Payment Amount is due, cause an amount of cash equal to the Payment Amount to be deposited with the Rights Agent for payment to the Holders in accordance with the provisions of this Section 2.4; provided that, in connection with the preparation of the Payment Notice and calculation of the Payment Amount (if any), and prior to such delivery, Parent shall reasonably consult with the Special Committee and its legal and financial advisors. Subject to the provisions of Section 4.3, in the event of a Negative Payment Amount, no payment shall be made by Parent under this Agreement.

(b)           No later than 30 days after the expiration of the applicable tax statute of limitation as determined in accordance with Section 6501 of the Code (including any extensions thereof) with respect to the Final Tax Year, which shall mean the third anniversary of the filing of a properly completed and executed return unless an extension of the statute of limitations has been requested by and given to the Taxing Authorities, Parent will (i) deliver to the Rights Agent a notice (the “Deferred Notice”) indicating whether a Deferred Amount is due to the Holders and setting forth the amount thereof and (B) if a Deferred Amount is due, cause an amount of cash equal to the Deferred Amount to be deposited with the Rights Agent for payment to the Holders in accordance with the provisions of this Section 2.4.

(c)           The Rights Agent will promptly, and in any event within five Business Days of receipt of a CVR Notice (as well as any letter of instruction from Parent reasonably requested by the Rights Agent), send to each Holder at such Holder’s registered address a copy of the CVR Notice. If a CVR Payment is due to the Holders, then at the time the Rights Agent sends a copy of the CVR Notice to the Holders, the Rights Agent will also pay such CVR Payment to each Holder by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to the date of such payment. The amount which each Holder is entitled to receive will be the CVR Payment multiplied by the number of Contingent Value Rights held by such Holder as reflected on the CVR Register; provided, however, that any Contingent Value Rights otherwise issuable to holders of shares of Company Common Stock who have perfected and not withdrawn a demand for appraisal rights pursuant to the provisions of Sections 607.1302 et seq. of the FBCA shall, to the extent the Holdback Amount reflects the amount attributable to such shares, be deemed to be outstanding for purposes of determining the amount to be paid per Contingent Value Right, but Parent shall be paid the amount which would otherwise be paid in respect of the Contingent Value Rights associated with such shares.

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(d)           Parent shall be entitled to deduct or withhold, or cause the Rights Agent to deduct or withhold, from any CVR Payment otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code, the Treasury Regulations thereunder, or any other applicable Tax Law, as may reasonably be determined by Parent or the Rights Agent. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, Parent shall instruct the Rights Agent to solicit any necessary Tax forms (including an IRS Form W-9 or W-8) from Holders subject to Tax withholding within a reasonable amount of time in order to provide the opportunity for such Holders to return such forms and avoid or reduce the amount of the withholding. To the extent any amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Holders to whom such amounts would otherwise have been paid.

(e)           Any funds comprising the cash deposited with the Rights Agent for the payment of a CVR Payment (including any Payment Shortfall) under Sections 2.4(a), 2.4(b) or 4.3(b), as applicable, that remain undistributed to the Holders six (6) months after the date of delivery by the Rights Agent to the Holder of the related CVR Notice, will be delivered by the Rights Agent to Parent, upon demand, and any Holder of Contingent Value Rights who has not theretofore received payment in exchange for such CVRs will thereafter look only to Parent for payment of the CVR Payment in respect thereof, without interest.

(f)           Neither Parent nor the Rights Agent will be liable to any Holder or other Person in respect of any CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver a CVR Payment to the applicable Holder, such CVR Payment has not been paid immediately prior to the earlier of (i) the 12-month anniversary of the date hereof and (ii) the date on which such CVR Payment would otherwise escheat to or become the property of any Governmental Authority, any such CVR Payment will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Holder or other Person previously entitled thereto.

2.5.         No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)           The Contingent Value Rights will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the Contingent Value Rights to any Holder.

(b)           The Contingent Value Rights will not represent any equity or ownership interest in Parent, in any constituent company to the Merger, any Affiliate of Parent or any other Person.

2.6.         Ability to Abandon CVRs. Notwithstanding anything to the contrary contained herein, any Holder may agree to renounce, in whole or in part, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent (which notice, if given, shall be irrevocable) or by transfer of such Holder’s CVRs to Parent without consideration therefor. Nothing in this Agreement shall prohibit Parent from offering to acquire CVRs for consideration in its sole discretion.

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3.           THE RIGHTS AGENT

3.1.         Appointment of Rights Agent; Certain Duties and Responsibilities. Parent hereby appoints [________] as the Rights Agent to act as rights agent for the Contingent Value Rights in accordance with the instructions set forth in this Agreement, and the Rights Agent hereby accepts such appointment. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith, fraud or gross negligence.

3.2.         Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)           the Rights Agent may rely upon and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)           whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)           the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection for the Rights Agent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)           the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)           the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)           Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, bad faith, fraud or willful misconduct;

(g)           Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, and reasonable out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable out-of-pocket expenses incurred by it in connection with the administration by the Rights Agent of its duties hereunder documented in writing; and

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(h)           No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights hereunder if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

3.3.         Resignation and Removal; Appointment of Successor.

(a)           The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least 30 days prior to the date so specified, but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect, but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least 30 days prior to the date so specified.

(b)           If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent, by a Board Resolution, will as soon as is reasonably possible appoint a successor Rights Agent (which must be independent from and unaffiliated with Parent). The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)           Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

3.4.           Acceptance of Appointment by Successor. Each successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

4.           COVENANTS

4.1.           List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company, including the Exchange Agent under the Merger Agreement) prior to or on the date hereof, the names, addresses, shareholdings and tax identification numbers of the holders of Company Common Stock (including any Company Common Stock issued upon actual exercise (whether for cash or on a net exercise basis pursuant to the last sentence of Section 3.9(e) of the Merger Agreement) of Company Options or Company Warrants) and the holders of Company Deferred Stock and 2006 Plan Company Options eligible to receive Contingent Value Rights pursuant to the Merger Agreement.

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4.2.         Payment of CVR Payments. The Rights Agent shall pay the applicable CVR Payment (including any Payment Shortfall) to the Holders upon receipt of the funds therefor in accordance with Sections 2.4(a), 2.4(b) and 4.3(b), as applicable, and otherwise in accordance with the provisions of Sections 2.4 and 4.3. For the avoidance of doubt, the Payment Amount and the Deferred Amount (including any related Payment Shortfall) shall only be paid, if at all, once under this Agreement.

4.3.         CVR Payment Audit.

(a)           Subject to Section 4.3(d), in the event the Acting Holders dispute the calculation of any CVR Payment (or Negative Payment Amount, as applicable) set forth in the related CVR Notice, no later than 30 days after delivery of such CVR Notice (the “Dispute Period”), the Acting Holders shall provide Parent with written notice (the “Dispute Notice”) of such dispute (with respect to each component of the CVR Payment (or Negative Payment Amount, as applicable)) in reasonable detail, together with supporting documentation (the items so disputed, the “Disputed Items”). If the Acting Holders fail to deliver a Dispute Notice on or prior to the expiration date of the Dispute Period, the calculation of the CVR Payment (or Negative Payment Amount, as applicable) set forth in the related CVR Notice shall become final, conclusive and binding on the Rights Agent and the Holders. If the Acting Holders deliver a Dispute Notice on or prior to the expiration date of the Dispute Period, all calculations and items of the applicable CVR Payment (or Negative Payment Amount, as applicable) set forth in the related CVR Notice, other than the Disputed Items, shall become final, conclusive and binding on the Rights Agent and the Holders. For 20 days following the delivery of a Dispute Notice, Parent and the Acting Holders shall attempt in good faith to resolve the Disputed Items. To the extent Parent and the Acting Holders fail to resolve such Disputed Items within such 20-day period, Parent and the Acting Holders may each submit the unresolved Disputed Items to the Independent Accountant for final determination. If Disputed Items are submitted to the Independent Accountant for resolution, Parent shall, and shall cause its Subsidiaries to, furnish to the Independent Accountant such access, work papers and other documents and information related to the Disputed Items (upon reasonable advance notice and during normal business hours) as the Independent Accountant may reasonably request and as are available to Parent or its Subsidiaries. The Independent Accountant shall deliver to Parent and the Acting Holders, as promptly as practicable (and in any event within 30 days after its appointment), a report setting forth the Independent Accountant’s determination with respect to each of such Disputed Items; provided that the Independent Accountant’s determination with respect to each Disputed Item shall be no more favorable to Parent than as reflected in the Payment Notice and no more favorable to the Holders than as reflected in the Dispute Notice. The determination of the Independent Accountant with respect to the Disputed Items shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review. The fees and expenses charged by the Independent Accountant shall be borne equally by Parent and the Acting Holders; provided that the amount to be borne by the Acting Holders shall be deducted from the Payment Shortfall, if any, and/or the Deferred Amount, as applicable.

(b)           Promptly after Parent and the Acting Holders or the Independent Accountant, as applicable, finally determine, based on the procedures set forth in Section 4.3(a), the amount of the applicable CVR Payment (or Negative Payment Amount, as applicable), if a CVR Payment was properly due but was not paid, in whole or in part, to the Holders (a “Payment Shortfall”), Parent shall cause an amount in cash equal to the Payment Shortfall (after deduction for any amounts payable by the Acting Holders under Section 4.3(a) in respect of fees and expenses of the Independent Accountant) to be deposited with the Rights Agent for payment to the Holders, without interest, in accordance with the applicable provisions of Section 2.4.

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(c)           Each Person seeking to receive information from Parent or its Subsidiaries in connection with a review pursuant to this Section 4.3 shall enter into a reasonable and mutually satisfactory confidentiality agreement with Parent obligating such Person to retain all such information disclosed to such Person in confidence in accordance with the terms of such confidentiality agreement.

(d)           The provisions of this Section 4.3 shall not apply to the Deferred Amount or any related notice or payment thereof, if, at the time of delivery of the Deferred Notice, the Tax Amount is zero (the “Unaudited Deferred Amount”).

5.           AMENDMENTS

5.1.         Amendments without Consent of Holders.

(a)           Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants and obligations of Parent herein as provided in Section 6.3.

(b)           Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)           to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)           to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)           to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)           as may be necessary or appropriate to ensure that this Agreement or the Contingent Value Rights are not subject to registration or qualification under the 1933 Act, the 1934 Act or any other securities Law;

(v)           to reduce the number of Contingent Value Rights under the circumstances contemplated by Section 2.6; or

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(vi)           to add, eliminate or change any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders as a whole.

(c)           Promptly after the execution by Parent or by Parent and the Rights Agent, as applicable, of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.2.         Amendments with Consent of Holders.

(a)           Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of not less than a majority of the outstanding Contingent Value Rights, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b)           Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.3.         Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6.           OTHER PROVISIONS OF GENERAL APPLICATION

6.1.         Notices to Rights Agent and Parent. Any notice, request, instruction or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by reputable overnight courier or by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report), or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

_________________

_________________

_________________

Phone:

Fax:

Attn:

with a mandatory copy (which shall not constitute notice) to:

_________________

_________________

_________________

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Phone:

Fax:

Attn:

If to Parent, to it at:

RCS Capital Corporation
405 Park Ave, 15th Floor
New York, NY 10022
Phone: (866) 904-2988
Fax: (646) 381-0545
Attn: Ryan Tooley, Assistant General Counsel

with a mandatory copy (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Phone: (212) 969-3000
Fax: (212) 969-2900
Attn:       James Gerkis

Lorenzo Borgogni

The Rights Agent or Parent may specify a different address or phone or facsimile number by giving notice in accordance with this Section 6.1.

6.2.           Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

6.3.           Successors and Assigns. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective permitted successors and assigns. Except to the extent permitted by Section 3.3, the Rights Agent may not assign this Agreement (or any of its rights or obligations hereunder) without Parent’s prior written consent. Except in connection with a transaction involving the sale of all or substantially all of Parent’s assets, or the merger, consolidation or other business combination of Parent with another Person (and provided the assignee or surviving entity (if other than Parent) agrees to assume and be bound by all of the terms of this Agreement), Parent may not assign this Agreement (other than to a Subsidiary of Parent, provided that no such assignment shall relieve Parent of any of its obligations under this Agreement) without the prior written consent of the Acting Holders. Any attempted assignment of this Agreement in violation of this Section 6.3 shall be void and of no effect.

6.4.           Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the parties hereto and their permitted successors and assigns, and the Holders) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns, and the Holders. The rights of the Holders are limited to those expressly provided in this Agreement and the Merger Agreement.

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6.5.           Governing Law; Exclusive Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and the rights and obligations of the parties hereunder, shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof to the extent that such principles would direct a matter to another jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.1 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.6.           Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace any such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the maximum extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

6.7.           Termination. This Agreement will automatically terminate and cease to have any force or effect with respect to a CVR Payment (other than the Unaudited Deferred Amount), and the parties hereto will have no further liability or obligation hereunder with respect to such CVR Payment (other than with respect to any monies due and owing by Parent to Rights Agent), upon the latest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register of the full amount of such CVR Payment, if any, (b) the expiration of the Dispute Period with respect to such CVR Payment, if no Dispute Notice is properly delivered on or prior to the expiration date of such period, and (c) in the event a Dispute Notice is duly sent on or prior to the expiration date of the Dispute Period with respect to such CVR Payment, the completion of the audit contemplated by Section 4.3(a) and, if applicable, the payment of the Payment Shortfall determined to be payable as a result of such audit; provided, however, that, with respect to any Unaudited Deferred Amount payable hereunder, this Agreement shall automatically terminate and cease to have any force or effect, and the parties hereto will have no further liability or obligation hereunder (other than with respect to any monies due and owing by Parent to Rights Agent) upon the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register of the full amount of the Unaudited Deferred Amount, if any; provided, further, however, that, notwithstanding any other provision of this Agreement (including this Section 6.7) or any other agreement to the contrary, on the fifth anniversary of the Effective Time this Agreement will automatically terminate and cease to have any force or effect, and the parties hereto will have no further liability or obligations hereunder.

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6.8.           Entire Agreement. This Agreement and the Merger Agreement contain the entire understanding of the parties hereto with respect to the Contingent Value Rights, and this Agreement supersedes all prior agreements, written or oral, among the parties with respect thereto, except the Merger Agreement. Notwithstanding the foregoing, if and to the extent that any provision of this Agreement is inconsistent with or conflicts with the Merger Agreement, this Agreement will govern and be controlling. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or in the Merger Agreement.

6.9.           Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.10.         Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

RCS CAPITAL CORPORATION

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

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Schedule I

Example of CVR Distribution for Holdback Only (Assumes 11/30/13 Signing and 3/31/14 Closing)

Holdback Amount				$4,500,000

Revenue and EBITDA Adjustment	Revenue Test	EBITDA Test	Total
Actual (for 2013)	$78,000,000	$6,200,000
Target (for 2013)	$80,750,000	$6,000,000
Ratio - Actual: Target (Not to Exceed 100%)	96.6%	100.0%
Consideration per Component	$24,500,000	$24,500,000	$49,000,000
Recalculated Purchase Price	$23,665,635	$24,500,000	$48,165,635
Adjustment	$834,365	$-	$834,365	$(834,365)

Net Capital Adjustment
Net Capital Per Focus report 3-31-14	$2,600,000
Unearned Investment Advisory Fees	$2,600,000
50% of Prepaid Assets	$450,000
Net Equity	$100,000
Recruiting Amount	$150,000

Normalized Net Capital at Closing	$5,900,000
Net Capital Target	$4,000,000
Over / (Under)	$1,900,000			$1,900,000

Adjustment for Parent Earned Amount
Net Capital - Unearned at 2/28/14	$4,800,000
Net Capital - Unearned at 11/30/13	$4,100,000
Net Change Due to RCAP	$700,000			$(700,000)
Net Capital - Unearned at 3-31-14	$5,200,000
Net Capital difference between 2/28/14 and Closing	$400,000	50%		$(200,000)

				$4,665,635

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